++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE   +
+SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE        +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED DECEMBER 6, 1996

PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(5)
(TO PROSPECTUS DATED DECEMBER 6, 1996)          Registration No. 333-16119

                                2,200,000 SHARES

                           ESSEX PROPERTY TRUST, INC.

                                  COMMON STOCK

                                  -----------

  Essex Property Trust, Inc. ("Essex" or the "Company") is a fully integrated, self-administered real estate investment trust (a "REIT") focused on owning, operating, managing, leasing, acquiring, developing and redeveloping multi-family residential properties located throughout the west coast of the United States. The Company currently has ownership interests in and operates 27 multi-family residential properties comprising 6,196 apartment units. Twelve of these properties are located in the San Francisco Bay Area, nine are located in the Seattle Metropolitan Area, four are located in Southern California, and two are located in the Portland Metropolitan Area. The Company also owns six retail properties which are located in the Portland Metropolitan Area and in Eugene, Oregon, and an office building located in Palo Alto, California that houses the Company's headquarters. Since its June 1994 initial public offering (based on pro forma information for the quarter ended June 30, 1994) the Company has increased (i) the number of units in its multi-family residential property portfolio by 83%, (ii) its rental revenues by 67% (including pro forma information for all recent property transactions) and (iii) its Funds from Operations (as defined herein) by 58% with a corresponding increase of 22% in the weighted average number of shares of Common Stock (as defined herein) outstanding (on a fully-diluted basis).

  All of the shares of common stock, $.0001 par value per share (the "Common Stock"), offered hereby are being offered by the Company. See "Underwriting." Upon the closing of the offering, approximately 15% of the outstanding shares of Common Stock (including shares issuable upon exchange of partnership units in the Operating Partnership (as defined herein)) will be beneficially owned by executive officers and directors of the Company. To ensure that the Company maintains its qualification as a REIT, the charter of the Company (the "Charter") provides that no person, with certain exceptions, may own more than 6.0% of the value of the outstanding shares of Common Stock. See "Description of Common Stock--Restrictions on Transfer" in the accompanying Prospectus.

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "ESS." On December 5, 1996, the last reported sale price of the Common Stock on the NYSE was $27 1/2 per share. The Company has paid regular quarterly distributions to holders of its Common Stock since the completion of the Company's initial public offering. See "Price Range of Common Stock and Distributions."

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        PRICE TO       UNDERWRITING PROCEEDS TO
                                         PUBLIC         DISCOUNT(1)  COMPANY(2)
-------------------------------------------------------------------------------
Per Share.........................        $                $           $
-------------------------------------------------------------------------------
Total(3)..........................       $                $           $
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $     .
(3) The Company has granted the several Underwriters an option to purchase up to an additional 330,000 shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, the
    Underwriting Discount and Proceeds to Company will be $   , $    and $   ,
    respectively. See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of shares of Common Stock will be made in New York,
New York, on or about      , 1996.

                                  -----------
MERRILL LYNCH & CO.
         DONALDSON, LUFKIN & JENRETTE
               SECURITIES CORPORATION
                         RAYMOND JAMES & ASSOCIATES, INC.
                                                       SUTRO & CO. INCORPORATED

          The date of this Prospectus Supplement is December   , 1996.

                          ESSEX PROPERTY TRUST, INC.

[Photograph of western United States encompassing California, Oregon and Washington and highlighting the San Francisco, Southern California, Portland and Seattle areas]

CAPTION: PORTLAND

485 MULTIFAMILY UNITS OWNED
6 COMMERCIAL PROPERTIES OWNED

[Photograph of exterior of Camarillo Oaks, a 371 unit multi-family residential property in Camarillo, California]

CAPTION: CAMARILLO OAKS

PURCHASED IN AUGUST 1996, CAMARILLO OAKS IS A 371-UNIT APARTMENT COMMUNITY LOCATED IN VENTURA COUNTY, CALIFORNIA. VENTURA COUNTY IS A SOUTHERN CALIFORNIA MARKET POSSESSING CHARACTERISTICS FUNDAMENTAL TO ESSEX'S STRATEGY, INCLUDING SUPPLY CONSTRAINTS, HIGH QUALITY TO LIFE, AND STRONG DEMAND FOR MULTIFAMILY PROPERTIES.

[Photograph of exterior of The Shores, a 348-unit multi-family residential property in San Ramon, California]

CAPTION: THE SHORES

LOCATED IN THE SAN FRANCISCO EAST BAY AREA, THE SHORES IS A 348-UNIT MULTIFAMILY RESIDENTIAL PROPERTY PURCHASED BY ESSEX IN 1995. THE PROPERTY IS LOCATED IN THE CITY OF SAN RAMON WITHIN MINUTES OF SEVERAL MAJOR EMPLOYMENT CENTERS.

CAPTION: SOUTHERN CALIFORNIA

1273 MULTIFAMILY UNITS OWNED

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Prospectus Supplement Summary............................................  S-4
Company Markets.......................................................... S-15
Price Range of Common Stock and Distributions............................ S-22
Use of Proceeds.......................................................... S-23
Capitalization........................................................... S-23
Selected Financial and Operating Data.................................... S-24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-26
Business and Growth Strategies........................................... S-30
The Properties........................................................... S-33
Tiger/Westbrook Transaction.............................................. S-38
Description of Capital Stock of the Company.............................. S-38
Management............................................................... S-39
Underwriting............................................................. S-43
Legal Matters............................................................ S-44

                                  PROSPECTUS

                                                                          PAGE
                                                                          ----
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
The Company..............................................................    3
Use of Proceeds..........................................................    4
Ratio of Earnings to Fixed Charges.......................................    4
Risk Factors.............................................................    4
Description of Common Stock..............................................   12
Description of Preferred Stock...........................................   14
Description of Depositary Shares.........................................   21
Description of Warrants..................................................   25
Certain Provisions of the Company's Charter and Bylaws...................   25
Federal Income Tax Considerations........................................   25
Plan of Distribution.....................................................   36
Experts..................................................................   37
Legal Matters............................................................   37

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus and incorporated herein and therein by reference. The information contained in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option, unless indicated otherwise. The offering of 2,200,000 shares of Common Stock made hereby is herein referred to as the "Offering." All references to the "Company" or "Essex" in this Prospectus Supplement and the accompanying Prospectus include Essex Property Trust, Inc., those entities controlled by Essex Property Trust, Inc. and predecessors of Essex Property Trust, Inc., unless the context indicates otherwise.

                                  THE COMPANY

  Essex Property Trust, Inc. is a fully integrated, self-administered REIT which was formed to continue and expand the real estate investment and management operations conducted by its predecessor since 1971. The Company has been engaged in owning, managing, leasing, acquiring, developing and redeveloping multi-family residential properties located throughout the west coast of the United States for over 25 years through various cycles of the real estate market. The Company's Chairman of the Board of Directors and four most senior executives have worked at the Company for an average of 13 years and have an average of approximately 20 years of experience in the real estate industry. Since its inception in 1971, the Company has acquired, developed, managed and/or disposed of a combination of approximately 158 property and portfolio assets in seven major metropolitan markets with an emphasis on the west coast of the United States at an aggregate investment in excess of $880.0 million. Such properties have included various types of income-producing properties, with a focus on multi-family residential properties. The Company's multi-family residential property investments have involved an aggregate of more than 15,100 apartment units.

  The Company's multi-family residential portfolio currently consists of 27 properties comprising 6,196 apartment units. Twelve of these properties are located in the San Francisco Bay Area, nine are located in the Seattle Metropolitan Area, four are located in Southern California and two are located in the Portland Metropolitan Area. The Company's multi-family residential properties had an average occupancy rate (based on "Financial Occupancy," which refers to the percentage resulting from dividing actual rents by total possible rents as determined by valuing occupied units at contractual rates and vacant units at market rates for the period in question) for the quarter ended September 30, 1996 of approximately 97.2% (excluding Meadowood, which was acquired after the quarter ended September 30, 1996, and Jackson School Village, which is currently in lease-up). The Company also owns six retail properties, which are located in the Portland Metropolitan Area and in Eugene, Oregon, and an office building located in Palo Alto, California that houses the Company's headquarters (collectively, the "Commercial Properties," and together with the Company's 27 multi-family residential properties, the "Properties" and each a "Property"). As of September 30, 1996, the Commercial Properties had an average occupancy rate (based on leased and occupied square footage) of approximately 95%. The Company's multi-family residential Properties accounted for approximately 91% of the Company's rental revenues for the quarter ended September 30, 1996 (excluding Meadowood and Jackson School Village) and its Commercial Properties accounted for approximately 9% of its rental revenues for this same period.

  Since its June 1994 initial public offering (based on pro forma information for the quarter ended June 30, 1994), the Company has increased (i) the number of units in its multi-family residential portfolio by 83%, (ii) its rental revenues by 67% (including pro forma information for all recent property transactions) and (iii) its Funds from Operations by 58% with a corresponding increase of 22% in the weighted average number of shares of Common Stock outstanding (on a fully-diluted basis). In August 1996, the Company sold 2.53 million shares of Common Stock in a follow-on public offering (the "Subsequent Offering") for $22.75 per share (including 330,000 shares purchased by the Underwriters pursuant to the exercise of their "over-allotment" option). Since the Subsequent Offering, the Company has:

  . purchased ownership interests in four additional multi-family Properties, comprising 1,164 apartment units, at a total capitalized cost of $85.2 million;

  . increased its quarterly dividend on the Common Stock from $.425 per share to $.435 per share;

  . substantially completed the construction and commenced the lease-up of its Jackson School Village Property (as of December 4, 1996, the Property was 25% occupied);

  . received stockholder approval for the $40 million Convertible Preferred
    Stock (as defined herein) placement (see "Tiger/Westbrook Transaction");
    and

  . placed or assumed approximately $46.9 million in tax-exempt bond financing.

  The Company's primary business objective is to maximize Funds from Operations through continued active leasing, property management and active portfolio management. The Company's strategies include increasing the occupancy for all Properties that are not fully leased, maintaining high average occupancy rates, increasing effective rental rates and strictly controlling operating expenses and capital expenditures. As a result of these strategies, the Company has been able to increase same-property revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter ended September 30, 1996 by 6.8% and 8.7%, respectively, over the quarter ended September 30, 1995. The Company's leasing and property management activities are conducted by its professionals, who have extensive experience in, and knowledge of, the local markets in which the Company operates. The Company currently does not engage independent property managers.

  Active portfolio management is a key component to the Company's investment philosophy. Through active portfolio management, the Company seeks to optimize the use of its existing capital through dispositions and acquisitions. In accordance with this strategy, the Company develops multi-family properties in markets where it believes demand fundamentals and return expectations are appropriate relative to construction risks and acquires properties in mature or rebounding markets where it believes rental growth is strong and the risk of new supply is low. The Company continually evaluates the performance of its portfolio and disposes of properties that are underperforming or have lower sustainable growth rates and then uses the proceeds from such sales to purchase properties that the Company believes will have higher initial yields and growth prospects. The Company believes the continued repositioning and fine tuning of its portfolio results in an overall increase in return on capital.

  The Company believes that selected submarkets in the San Francisco Bay Area, Southern California, Seattle Metropolitan Area and Portland Metropolitan Area in which the Company's Properties are currently located (the "Target Markets") provide significant opportunities for further investment. Specifically, the Company expects selected submarkets within its Target Markets to be supply-constrained due to the lack of developable land, competing uses for currently available land and a lengthy and expensive development process caused by restrictive governmental policies. Further, each of the Target Markets is characterized by high quality of life and a diversified and growing employment base. This combination of supply constraints and economic growth create attractive locations for long-term investment.

  Of the 27 multi-family Properties, 16 are located in California. Over the last two years, the California economy has begun to recover from the recession experienced in the late 1980s and early 1990s. Based on labor statistics, California's annual employment growth rate was approximately 2.4% between May 1995 and May 1996, compared to the national growth rate of 2.0% during the same period. In addition, according to the Rosen Consulting Group (independent urban economists), California's population of 31.5 million is projected to increase 1.5% annually, which is 50% greater than the anticipated national average. The Company anticipates that California's continuing recovery, particularly in Northern California, will positively impact the multi-family rental market in the state.

  The Company conducts substantially all of its activities through Essex Portfolio, L.P. (the "Operating Partnership"). After giving effect to the Offering, the Company will own an approximate 85.6% general partnership interest and senior members of the Company's management and certain outside investors will own an approximate 14.4% limited partnership interest in the Operating Partnership. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties.

                              RECENT DEVELOPMENTS

  Increased Funds From Operations. The Company's strong operating performance since its June 1994 initial public offering (the "IPO") has generated increased Funds from Operations. The Company's Funds from Operations for the quarter ended September 30, 1996 increased 58% with a corresponding increase of 22% in the weighted average number of shares of Common Stock outstanding (on a fully-diluted basis), over the Funds from Operations for the quarter ended June 30, 1994 (based on pro forma information for the quarter ended June 30, 1994). The Company's Funds from Operations for the quarter ended September 30, 1996 were approximately $5.6 million, which represented the ninth consecutive quarterly increase in Funds from Operations since the Company's IPO.

  Increased Dividend Distribution; Purchasers Entitled to Fourth Quarter 1996 Dividend. In the third quarter of 1996, the Company announced an increase of approximately 2.4% in its regular quarterly dividend, from $.425 to $.435 per share of Common Stock. The Company has declared a fourth quarter 1996 dividend distribution of $.435 per share to its holders of Common Stock of record on December 31, 1996. Payment of the dividend distribution is expected to be made on or about January 15, 1997. It is currently expected that purchasers of Common Stock in the Offering who hold Common Stock as of the record date will receive the fourth quarter 1996 distribution in respect of the shares of Common Stock offered hereby. As a result, if purchasers of the Common Stock in the Offering continue to hold such shares on the record date for distributions over the next twelve months, such purchasers will receive, when and if declared, four quarterly dividend payments in addition to the fourth quarter 1996 dividend distribution.

  Convertible Preferred Stock Offering. On June 20, 1996, the Company entered into a definitive agreement to sell up to $40.0 million of the Company's 8.75% Convertible Preferred Stock, Series 1996A (the "Convertible Preferred Stock") at $25.00 per share to Tiger/Westbrook Real Estate Fund, L.P. and Tiger/Westbrook Real Estate Co-Investment Partnership, L.P. (collectively, "Tiger/Westbrook"). Under the terms of the agreement, Tiger/Westbrook has purchased 800,000 shares of Convertible Preferred Stock for an aggregate purchase price of $20.0 million, as of the date of this Prospectus Supplement. Tiger/Westbrook is obligated to purchase up to an additional $20.0 million of Convertible Preferred Stock on or prior to June 20, 1997. Holders of shares of Convertible Preferred Stock are entitled to receive annual cumulative cash dividends, payable quarterly, in an amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price) or (ii) the dividends (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. After June 20, 1997, 25% of the 1.6 million authorized shares of Convertible Preferred Stock are convertible into Common Stock at the option of the holder, and thereafter, at the beginning of each next three-month period, an additional 25% of the Convertible Preferred Stock is convertible. The conversion price per share of Convertible Preferred Stock is $21.875, subject to adjustment under certain circumstances. The stockholders of the Company approved the sale of the Convertible Preferred Stock at a special meeting of the stockholders held on September 27, 1996. Certain of the terms of the Convertible Preferred Stock may have a material adverse effect on investment in shares of Common Stock. See "Tiger/Westbrook Transaction" in this Prospectus Supplement, and "Description of Preferred Stock--Convertible Preferred Stock" and "Risk Factors" in the accompanying Prospectus.

  Acquisitions. The Company focuses on the acquisition of multi-family residential properties in its Target Markets, while analyzing real estate investment and growth trends in several additional markets throughout the west coast of the United States. The Company's acquisition strategy includes purchasing fully or partially leased properties, including properties in need of renovation, that are consistent with its property and market criteria. Since the Company's IPO in June 1994, the Company has acquired ownership interests in fourteen multi-family residential properties, eight in California, five in Washington and one in Oregon, consisting of a total of 3,047 units for an aggregate total capitalized cost of approximately $198.6 million. Of the fourteen properties, four were purchased after the Subsequent Offering using, in part, the net proceeds of the Subsequent Offering. The following table sets forth certain information regarding those Properties acquired after the Subsequent Offering.

                                                       NUMBER
                                                         OF   OCCUPANCY  CAPITALIZED
     PROPERTY NAME          LOCATION     DATE ACQUIRED UNITS   RATE(1)     COST(2)
     -------------       --------------- ------------- ------ --------- -------------
                                                                        (IN MILLIONS)
  Camarillo Oaks........ Camarillo, CA   August 1996     371      93%       $21.2
  Eastridge............. San Ramon, CA   August 1996     188      99%        19.7
  Landmark.............. Hillsboro, OR   August 1996     285      87%        17.9
  Meadowood............. Simi Valley, CA November 1996   320      (3)        26.4
                                                       -----     ---        -----
    Total/Weighted
     Average............                               1,164      92%       $85.2
                                                       =====     ===        =====

--------
(1)Based on Financial Occupancy for the quarter ended September 30, 1996.
(2)Capitalized cost represents acquisition cost plus renovation and reconstruction costs committed at the time of the acquisition.
(3)Meadowood was acquired after the quarter ended September 30, 1996.

  Development Activity. The Company may from time to time develop new multi-family residential properties in areas consistent with its overall growth strategy. For its development projects, the Company targets an Unleveraged Return of at least 10%. "Unleveraged Return" is calculated by dividing a property's projected EBITDA, assuming stabilized occupancy of 95% and prevailing market rental rates, by the projected total capitalized cost of the development. The Company is currently pursuing three potential development opportunities as described below:

  . The Company, through a joint venture limited partnership, is currently completing the development of Jackson School Village, a 200-unit apartment complex located in Hillsboro, Oregon. The area surrounding Hillsboro has been characterized as Oregon's "Silicon Forest" due to the large influx of technology-related businesses in the area. The projected total capitalized cost of the property is $11.7 million. Lease up on the property commenced in August 1996. Although the property has not yet achieved stabilized rent levels, the property was 25% occupied as of December 4, 1996. In accordance with the terms of the partnership agreement, the Company will receive 100% of the available cash flow after debt service of the property until it has received a cumulative annual return based on its current investment in the property of 10.77%. Thereafter, the Company will receive 49.9% of the operating cash flow of the property. The joint venture partnership has obtained a commitment for an approximate $9.8 million, 10-year fixed rate mortgage at 7.75% from Teachers Investment and Annuity Association, the proceeds of which will be used to repay the construction loan.

  . The Company has entered into a contract to purchase a 15.6-acre parcel of land in Milpitas, California, known as McCarthy Ranch, for approximately $10.9 million. The purchase contract requires the Company to acquire the site within 90 days after the completion of the entitlement phase of this project, anticipated to be in the spring of 1997. Upon closing of the purchase, the Company expects to contribute the site to a joint venture partnership, the terms of which are currently under negotiation. The Company through the joint venture partnership intends to construct 374 apartment units on the property at a currently estimated projected total capitalized cost of $45.5 million.

  . As part of the acquisition of The Shores, the Company acquired an adjacent 8.1-acre parcel of land which is zoned for additional apartment development. The Company intends to develop approximately 100 additional apartment units as an expansion to The Shores Property. It is anticipated that the development of additional units at The Shores will produce an attractive incremental return from the Property as a result of (i) an increase in the number of units available for rent with no additional land cost and (ii) the utilization of the existing leasing office, staff and amenities for the new units. The Company expects to begin construction of the additional units in 1997.

  There can be no assurance that the Company will have the necessary funds available to complete these developments nor can there be any assurance that the development budgets will not be exceeded or that all government approvals for The Shores development or the McCarthy Ranch development will be obtained. See "Risk Factors--Risks of Acquisition and Development Activities" in the accompanying Prospectus for certain factors that could prevent the Company from achieving its investment goals.

  Disposition Activity. As part of its active portfolio management strategy, the Company has sold four properties since its IPO. In November 1995 and April 1996, the Company sold Pacifica Park, a 104-unit multi-family residential property located in Pacifica, California, and Viareggio, a 116-unit multi-family residential property located in San Jose, California, respectively, at an aggregate gross sales price of approximately $18.4 million resulting in a net aggregate gain of approximately $7.7 million. The Company sold these two properties in order to reinvest in other properties with anticipated higher yields and/or with the potential to be financed with tax-exempt indebtedness. In May 1995 and June 1996, the Company sold Loma Verde, a 130-unit multi-family residential property and Westbridge, a 92-unit multi-family residential property, respectively, at an aggregate gross sales price of approximately $8.5 million resulting in a net aggregate gain of approximately $1.0 million. These two properties are located in the Sacramento area, which the Company believes will not achieve the growth anticipated in other markets in which the Company invests. During the Company's ownership, these two properties provided an unleveraged total return (calculated based on cash generated from the sale of the properties and the properties' EBITDA during the Company's ownership divided by their total capitalized costs) of approximately 30%. The Company is currently marketing and intends to sell its six neighborhood shopping centers.

  Financing Activity. The Company regularly seeks to decrease its exposure to interest rate risks. As a result of its 1996 financing activities, the Company's percentage of fixed rate debt or debt protected by interest rate caps has increased from 61% to 84%. The weighted average maturity on the fixed rate portion of this debt has been extended approximately 5.1 years to a weighted average maturity of 9.6 years and the average fixed interest rate is 7.4%.

  The Company also seeks to finance properties through the use of tax-exempt financing, which, as compared with conventional debt financing, generally involves lower and less volatile rates and longer maturities. Since January 1996, the Company has negotiated or assumed approximately $46.9 million of tax exempt financing and has increased its tax exempt financing from $13.6 million to a current level of approximately $60.5 million. See "Risk Factors--Bond Compliance Requirements" in the accompanying Prospectus.

  Acquisitions and Development Pipeline. The Company maintains active acquisition and development departments which identify, evaluate, negotiate and consummate potential multi-family property investments. The Company is currently negotiating acquisitions involving approximately 2,000 apartment units with an aggregate projected total capitalized cost of in excess of $115 million. These properties include, among others:

  . in the San Francisco Bay Area, a property containing approximately 100 units with a projected total capitalized cost of approximately $14.0 million;

  . in Southern California, properties containing, in the aggregate, approximately 1,150 units with an aggregate projected total capitalized cost of approximately $70.0 million; and

  . in the Seattle Metropolitan Area, properties containing, in the aggregate, approximately 720 units with an aggregate projected total capitalized cost of approximately $33.0 million.

  The Company is also currently negotiating the acquisition of interests in several land parcels in connection with potential development projects including:

  . a property in the San Francisco Bay Area for a projected total capitalized cost of approximately $10.0 million, on which, if purchased, the Company proposes to build (either itself or through a joint venture) approximately 100 units; and

  . a property in the Seattle Metropolitan Area for a projected total capitalized cost of approximately $25.0 million, on which, if purchased, the Company proposes to build (through a joint venture) approximately 270 units.

  Acquisition of each of these properties and land parcels and the development of improvements thereon are subject to a number of contingencies, including, among others, completion of due diligence, negotiation of purchase price, financing and the receipt of government approvals with respect to certain of the properties, and other customary closing conditions. There can be no assurance that any of these properties or land parcels will ultimately be acquired or developed by the Company.

                                 THE PROPERTIES

  The following table describes the Company's current multi-family residential Properties.

                                          NUMBER
                                            OF   TOTAL RENTABLE   YEAR      YEAR
    PROPERTY NAME(1)         LOCATION     UNITS  SQUARE FOOTAGE COMPLETED ACQUIRED OCCUPANCY(2)
    ----------------      --------------- ------ -------------- --------- -------- -----------
The Apple...............  Fremont, CA       200      146,296      1971      1982        98%
Bristol Commons(3)......  Sunnyvale, CA     188      142,668      1989      1995        99
Camarillo Oaks..........  Camarillo, CA     371      303,840      1985      1996        93
Countrywood.............  Fremont, CA       137       93,495      1970      1988       100
Eastridge...............  San Ramon, CA     188      174,104      1988      1996        99
Marina Cove(4)..........  Santa Clara, CA   292      250,294      1974      1994        99
Meadowood...............  Simi Valley, CA   320      264,568      1986      1996        (5)
Oak Pointe..............  Sunnyvale, CA     390      294,180      1973      1988        98
Pathways(6).............  Long Beach, CA    296      197,720      1975      1991        95
Plumtree................  Santa Clara, CA   140      113,260      1975      1994        98
The Shores(3)...........  San Ramon, CA     348      275,888      1988      1995        98
Summerhill Commons......  Newark, CA        184      139,012      1987      1987        98
Summerhill Park.........  Sunnyvale, CA     100       78,584      1988      1988        99
Treetops................  Fremont, CA       172      131,270      1978      1996        99
Villa Rio Vista.........  Anaheim, CA       286      242,410      1968      1985        97
Windsor Ridge...........  Sunnyvale, CA     216      161,892      1989      1989        99
Emerald Ridge...........  Bellevue, WA      180      144,036      1989      1994        98
Foothill Commons........  Bellevue, WA      360      288,317      1978      1990        96
Inglenook Court.........  Bothell, WA       224      183,624      1985      1994        97
Palisades...............  Bellevue, WA      192      159,792      1969      1990        98
Sammamish View..........  Bellevue, WA      153      133,590      1986      1994        99
Santa Fe Ridge..........  Silverdale, WA    240      262,340      1993      1994        91
Wandering Creek.........  Kent, WA          156      124,366      1986      1995        94
Wharfside Pointe........  Seattle, WA       142      119,290      1990      1994        93
Woodland Commons........  Bellevue, WA      236      172,316      1978      1990        95
Jackson School Village..  Hillsboro, OR     200      196,896      1996      1996        (7)
Landmark................  Hillsboro, OR     285      282,934      1990      1996        87
                                          -----    ---------      ----      ----       ---
  Total/Weighted Average                  6,196    5,076,982                            97%
                                          =====    =========                           ===

  The following table describes the Commercial Properties as of September 30, 1996.

                                         NUMBER   TOTAL RENTABLE   YEAR       YEAR
    PROPERTY NAME(1)       LOCATION    OF TENANTS SQUARE FOOTAGE COMPLETED  ACQUIRED OCCUPANCY(2)
    ----------------     ------------- ---------- -------------- ---------  -------- -----------
NEIGHBORHOOD SHOPPING
 CENTERS
Canby Square............ Canby, OR         16        102,565       1976       1990        95%
Cedar Mill Place........ Portland, OR       7         28,392       1975       1990        61
Powell Villa Center..... Portland, OR      12         63,645       1959       1990       100
Riviera Plaza........... Eugene, OR        11         48,420       1961       1990        94
Wichita Towne Center.... Milwaukie, OR      6         38,324       1978       1990       100
Garrison Square......... Vancouver, WA     13         69,780       1962       1990       100
                                          ---        -------                             ---
  Subtotal..............                   65        351,126                              95
OFFICE PROPERTY
Headquarters
 building(8)............ Palo Alto, CA      4         44,827       1988(9)    1986       100
                                          ---        -------                             ---
  Total/Weighted
   Average..............                   69        395,953                              95%
                                          ===        =======                             ===

--------
 (1) Unless otherwise specified, the Company has a 100% ownership interest in each respective Property.
 (2) For multi-family residential Properties, occupancy rates are based on Financial Occupancy for the quarter ended September 30, 1996; for the Commercial Properties, occupancy rates are based on leased and occupied square footage as of September 30, 1996.
 (3) The Company has an approximate 45% economic ownership interest in this Property.
 (4) A portion of this Property on which 84 units are presently located is subject to a ground lease, which, unless extended, will expire in 2028.
 (5) Purchased after the quarter ended September 30, 1996.
 (6) The Company has a 69% ownership interest in this Property.
 (7) This Property is substantially complete, was 25% occupied as of December 4, 1996 but has not yet achieved a stabilized rent level.
 (8) The Company owns a ground leasehold interest in the building and the land on which the headquarters building is located. The ground lease is prepaid until its expiration in 2054, and, unless the lease is extended, the land, together with all improvements thereon, will revert to the owner in 2054.
 (9) Represents the completion date for a major renovation.

                                  THE OFFERING

Common Stock offered hereby................ 2,200,000 shares of Common Stock
Common Stock to be outstanding after the
 Offering.................................. 11,006,800 shares of Common Stock(1)
Use of proceeds............................ To fund acquisition and development activities and for general corporate
                                            purposes. See "Use of Proceeds."
New York Stock Exchange symbol............. "ESS"

--------
(1) If all of the partnership units in the Operating Partnership were exchanged for Common Stock, the total number of shares of Common Stock outstanding would be 12,861,800, excluding (i) shares of Common Stock that may be issued upon conversion of Convertible Preferred Stock and (ii) 529,550 shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options granted to The Marcus & Millichap Company and pursuant to the exercise of outstanding employee stock options under the Essex Property Trust, Inc. 1994 Employee Stock Incentive Plan and the Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan.

                              DISTRIBUTION POLICY

  Since its IPO, the Company has paid the following regular quarterly dividends to its Common Stock stockholders: July 15, 1994, $.08; October 15, 1994, $.4175; January 16, 1995, $.4175; April 17, 1995, $.4175; July 17, 1995,
$.4175; October 16, 1995, $.425; January 16, 1996, $.425; April 12, 1996,
$.425; July 15, 1996, $.425; and October 15, 1996, $.435. Notwithstanding the
increased dividend, the Company has succeeded in lowering its Funds from Operations pay-out ratio (distributions and dividends divided by Funds from Operations (the "FFO Pay-Out Ratio")) from approximately 84% for the quarter ended September 30, 1995 to approximately 77% for the quarter ended September 30, 1996. Although the Company's goal is to continue to increase distributions to its stockholders, it intends to make such increases at a rate lower than the Company's growth rate in Funds from Operations in order to continue to decrease its FFO Pay-Out Ratio. Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the Company's Funds from Operations, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable legal restrictions and such other factors as the Board of Directors deems relevant.

  On June 20, 1996, the Company entered into a definitive agreement to sell up to 1.6 million shares of its Convertible Preferred Stock for an aggregate purchase price of up to $40.0 million. Under the terms of the Agreement, Tiger/Westbrook has purchased 800,000 shares of Convertible Preferred Stock, as of the date of this Prospectus Supplement, for an aggregate purchase price of $20.0 million. Tiger/Westbrook is obligated to purchase up to an additional $20.0 million of Convertible Preferred Stock on or prior to June 20, 1997. The stockholders of the Company approved the sale of the Convertible Preferred Stock at a special meeting of the stockholders held on September 27, 1996. Dividends may be authorized, declared and paid on shares of Common Stock in any fiscal quarter only if full cumulative dividends have been paid on, or authorized and set apart on, all shares of Convertible Preferred Stock for all prior dividends through and including the end of such quarter. Holders of shares of Convertible Preferred Stock are entitled to receive annual cumulative cash dividends, payable quarterly, in an amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price) or (ii) the dividends (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. See "Tiger/Westbrook Transaction" in this Prospectus Supplement and "Description of Preferred Stock--Convertible Preferred Stock" and "Risk Factors" in the accompanying Prospectus. As of the date of this Prospectus Supplement, all dividends accrued with respect to the outstanding shares of Convertible Preferred Stock have been paid when due.

                           FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement and the accompanying Prospectus and documents incorporated by reference in each contain forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Company Markets" and "Business Principles and Growth Strategy" as well as within the Prospectus Supplement and the accompanying Prospectus generally. In addition, when used in this Prospectus Supplement and the accompanying Prospectus, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth in this Prospectus Supplement and the accompanying Prospectus and the matters set forth in this Prospectus Supplement and the accompanying Prospectus generally. The Company cautions the reader, however, that this list of risk factors may not be exhaustive.

                      SUMMARY FINANCIAL AND OPERATING DATA

  The following tables set forth summary financial and operating information
(i) for the Company from June 13, 1994 (completion of the Company's IPO) through September 30, 1996, (ii) on a pro forma basis for the Company for the year ended December 31, 1994 and (iii) on a historical combined basis for the year ended December 31, 1993 and for the period from January 1, 1994 through June 12, 1994 for the 20 properties in which the original limited partners in the Operating Partnership previously held ownership interests, combined with the financial and operating information of Essex Property Corporation ("EPC"). The unaudited pro forma financial and operating information for the year ended December 31, 1994 is based on the ownership and operation of the 23 properties owned as of the time of the IPO (including the properties acquired as of the IPO) combined with the financial and operating information of EPC and is presented as if the following had occurred on January 1, 1994: (i) the IPO was completed, (ii) the Company qualified as a REIT, (iii) the Company used the net proceeds from the IPO and the debt incurred in connection with the IPO to fund a series of asset acquisitions and mortgage repayments in connection with the IPO, and (iv) Essex Management Corporation ("EMC") was formed and certain property and asset management contracts were assigned to EMC (such pro forma adjustments, the "IPO Pro Forma Adjustments").

  The pro forma financial and operating information should not be considered indicative of actual results that would have been achieved had the transactions occurred on the dates or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with all of the financial statements and notes thereto included in this Prospectus Supplement and the accompanying Prospectus and incorporated herein and therein by reference.

                           NINE      NINE
                          MONTHS    MONTHS     YEAR    JUNE 13,  PRO FORMA  JAN. 1,     YEAR
                           ENDED     ENDED    ENDED     1994-    YEAR ENDED  1994-     ENDED
                         SEPT. 30, SEPT. 30, DEC. 31,  DEC. 31,   DEC. 31,  JUNE 12,  DEC. 31,
                           1996      1995      1995      1994       1994(1)   1994      1993
                         --------- --------- --------  --------  ---------- --------  --------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
REVENUES
 Rental.................  $34,123   $31,112  $41,640   $19,499    $34,154   $12,742   $26,509
 Property and asset
  management............       --        --       --        --        257     1,794     3,277
 Other..................    2,008     1,706    2,300       914      1,582       275       643
                          -------   -------  -------   -------    -------   -------   -------
   Total revenues.......   36,131    32,818   43,940    20,413     35,993    14,811    30,429
EXPENSES
 Property operating
  expenses..............   11,087    10,266   13,604     6,452     11,414     4,267     9,348
 Depreciation and
  amortization..........    6,513     6,008    8,007     4,030      7,047     2,598     5,537
 Amortization of
  deferred financing
  costs.................      529     1,023    1,355       773      1,407        96       219
 General and
  administrative........    1,279     1,083    1,527       457        804       306       688
 Property and asset
  management............       --        --       --        --         --       974     1,396
 Other expenses.........       42        39      288        --         --       314       952
 Interest...............    8,738     8,198   10,928     4,304      7,086     5,924    11,902
                          -------   -------  -------   -------    -------   -------   -------
   Total expenses.......   28,188    26,617   35,709    16,016     27,758    14,479    30,042
                          -------   -------  -------   -------    -------   -------   -------
Income before gain on
 sales, minority
 interest, provision for
 income taxes and
 extraordinary item.....    7,943     6,201    8,231     4,397      8,235       332       387
 Gain on sales..........    2,480       789    6,013        --         --        --        --
 Minority interest......   (1,772)   (1,755)  (3,486)   (1,131)    (1,938)       87       161
 Provision for income
  taxes.................       --        --       --        --         --      (267)     (581)
 Extraordinary item--
  loss on early
  extinguishment of
  debt..................   (3,317)     (154)    (154)       --         --        --        --
                          -------   -------  -------   -------    -------   -------   -------
Income (loss) after
 minority interest......  $ 5,334   $ 5,081  $10,604   $ 3,266    $ 6,297   $   152   $   (33)
                          =======   =======  =======   =======    =======   =======   =======
Net income (loss) per
 share after minority
 interest(2)............  $  0.76   $  0.81  $  1.69   $  0.52    $  1.00        --        --
                          =======   =======  =======   =======    =======   =======   =======
Weighted average common
 stock outstanding (in
 thousands).............    6,720     6,275    6,275     6,275      6,275        --        --

                                            AS OF       AS OF DECEMBER 31,
                                          SEPT. 30, --------------------------
                                            1996      1995     1994     1993
                                          --------- -------- -------- --------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Investment in real estate (before
 accumulated depreciation)............... $344,904  $284,358 $282,344 $186,447
Net investment in real estate............  299,608   244,077  248,232  158,873
Total assets.............................  330,455   273,660  269,065  171,287
Total property indebtedness..............  136,676   154,524  150,019  152,501
Stockholders' equity.....................  152,732    84,729   84,699    7,772

                                  NINE      NINE
                                 MONTHS    MONTHS     YEAR    JUNE 13, PRO FORMA
                                  ENDED     ENDED    ENDED     1994-   YEAR ENDED
                                SEPT. 30, SEPT. 30, DEC. 31,  DEC. 31,  DEC. 31,
                                  1996      1995      1995      1994      1994(1)
                                --------- --------- --------  -------- ----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER DATA:
FUNDS FROM OPERATIONS(3)
Net income before gain on
 sales, minority interest,
 provision for income taxes
 and extraordinary item.......   $ 7,943   $ 6,201  $ 8,231    $4,397   $ 8,235
Adjustments
 Depreciation and
  amortization................     6,513     6,010    8,007     4,030     7,059
 Adjustments for
  unconsolidated joint
  ventures....................       381        51      121        --        --
 Non-recurring items..........        42        39      288        --        --
 Minority interest............      (418)     (372)    (527)     (260)     (457)
                                 -------   -------  -------    ------   -------
Funds from Operations(3)......   $14,461   $11,929  $16,120    $8,167   $14,837
                                 =======   =======  =======    ======   =======
Weighted average number of
 shares outstanding (fully
 diluted)(4)..................     8,713     8,130    8,130     8,130     8,130
Funds from Operations
 applicable to Essex's
 stockholders.................   $11,306   $ 9,209  $12,445    $6,305   $11,454
FFO Pay-Out Ratio.............        78%       86%      85%       91%       92%
Debt service coverage
 ratio(5).....................       2.7x      2.5x     2.6x      3.1x      3.4x
Gross operating margin(6).....        68%       67%      67%       67%       67%
Average same-property monthly
 rental rate per apartment
 unit(7)(8)...................   $   787   $   745  $   749    $  715
Average same-property monthly
 operating expenses per
 apartment unit(7)(9).........   $   248   $   243  $   241    $  234
Total multi-family units (at
 end of period)...............     5,876     4,468    4,868     4,410     4,410
Multi-family residential
 property occupancy rate(10)..        97%       97%      97%       96%       96%
Total properties (at end of
 period)......................        33        29       30        29        29

--------
 (1) The unaudited pro forma financial and operating information for the year ended December 31, 1994 is based on the ownership and operation of the 23 properties owned at the time of the IPO (including the properties acquired as of the IPO) combined with the financial and operating information of EPC and is presented as if the following had occurred on January 1, 1994:
     (i) the IPO was completed, (ii) Essex qualified as a REIT, (iii) Essex used the net proceeds from the IPO and debt incurred in connection with the IPO to fund a series of asset acquisitions and mortgage repayments in connection with the IPO and (iv) EMC was formed and certain property and asset management contracts were assigned to it. Pro forma net cash flows for operating, investing and financing activities have been omitted because of the subjectivity involved in the assumptions required for related balance sheet structure and because of the presence of disclosure of actual cash flow information for 1994 and 1995.
 (2) Per share amounts are presented only for the periods subsequent to June 13, 1994 and the pro forma 1994 period and are based upon respective amounts divided by the weighted average outstanding shares on the applicable dates.
 (3) Industry analysts generally consider Funds from Operations to be an appropriate measure of the performance of an equity REIT. Funds from Operations (as currently defined by the National Association of Real Estate Investment Trusts ("NAREIT")) represents net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring, sales of property, plus depreciation, and after adjustments for unconsolidated partnerships and joint ventures, if any. Adjustments for unconsolidated partnerships and joint ventures, if any, will be calculated to reflect Funds from Operations on the same basis. Management generally considers Funds from Operations to be a useful financial performance measurement of an equity REIT because it provides investors with an additional basis to evaluate the performance of a REIT. Funds from Operations does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. Funds from Operations does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to stockholders. Funds from Operations also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Further, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of Funds from Operations.
 (4) Assumes the conversion of all outstanding shares of Convertible Preferred Stock, if any, and all outstanding limited partnership interests in the Operating Partnership, into shares of Common Stock, as of the applicable date.
 (5) Debt service coverage ratio represents EBITDA divided by interest expense.
 (6) Gross operating margin represents rental income less property operating expenses divided by rental income.
 (7) Same-property apartment units are those units which the Company has owned since the IPO.
 (8) Average same-property monthly rental rate per apartment unit represents total scheduled rent for the period (actual rental rates on occupied apartment units plus market rental rates on vacant apartment units) divided by the number of apartment units and further divided by the number of months in the period.
 (9) Average same-property monthly expenses per apartment unit represents total monthly operating expenses for the period divided by the total number of apartment units and further divided by the number of months in the period.
(10) Occupancy rates are based on Financial Occupancy during the period presented. Occupancy rates exclude Meadowood (which was purchased after the quarter ended September 30, 1996) and Jackson School Village (which is currently in lease-up).

                                COMPANY MARKETS

OVERVIEW

  The Company continually monitors its Target Markets and selects new markets for investment by evaluating economic and demographic factors. These factors are evaluated in two stages. In the first stage, the Company analyzes indicators of the future supply of new rental space, such as building permit data and indicators of demand for rental space, such as growth trends in employment, population and household formation. In the second stage, the markets in which demand is projected to exceed supply are then more closely reviewed. The Company verifies the market's supply situation through (i) discussions with city planning personnel and review of permit data, (ii) review of the availability of vacant and appropriately zoned land, (iii) review of local growth policies and the political opposition to growth, and
(iv) examination of physical limitations to growth, such as mountains and waterways. Rental demand is also evaluated in greater detail by analyzing major employment segments and the affordability of home ownership. The Company also identifies the preferred submarkets for potential investment. As a result of its second-stage analysis, the Company determines which acquisition strategy to adopt and the targeted yield for which it will purchase properties based on its evaluation of investment and market risk and the growth potential of such properties.

  The Company believes that selected submarkets in the San Francisco Bay Area, Southern California, Seattle Metropolitan Area and Portland Metropolitan Area provide significant opportunities for further investment. Specifically, the Company expects selected submarkets within the Target Markets to be supply-constrained due to the lack of developable land, competing uses for available land and a lengthy and expensive development process caused by restrictive governmental policies. Further, each of the Company's markets are known for high quality of life, a diversified and growing employment base and active investment markets. This combination of supply constraints and economic growth creates the most attractive locations for long-term investment.

THE SAN FRANCISCO BAY AREA MARKET

  The San Francisco Bay Area is home to a diversified group of technology and financial businesses. The region is known for the depth and knowledge of its skilled workforce, proximity to world-class universities and a high quality of life. To the south of the city of San Francisco is the Silicon Valley region, which encompasses San Jose and southern Alameda County. Many companies located in Silicon Valley are leaders in the research, development and sale of semiconductors, as well as in computer workstations, disk drives and networking hardware. Some of the largest employers in the Silicon Valley include Lockheed Martin, Hewlett-Packard, Stanford University and Medical Center, Applied Materials, Siemens Rolm Communications, IBM, Apple, and National Semiconductor. The Silicon Valley region is also home to a number of small companies that are growing rapidly.

  According to the Rosen Consulting Group, independent urban economists, the San Francisco Bay Area is one of the wealthiest regions in the United States with an expected 1996 mean household income of $84,040, which is approximately 83% greater than the expected 1996 national average of $46,027. In addition, according to the U.S. Census Bureau 1990 data, the San Francisco Bay Area has the State of California's highest percentage of college graduates and highest percentage of managerial and professional occupations, and according to the Bureau of Economic Analysis, the San Francisco Bay Area had the lowest unemployment rate in the State of California as of May 15, 1996. Nevertheless, in 1995, only 36% of the households in the San Francisco Bay Area could afford a median priced, single family home. These factors, coupled with the limited construction of new apartment units, increase rental demand.

  The Company believes that its San Francisco Bay Area multi-family residential Properties are attractive long-term investments. New supply in the area is limited by several factors, and a high level of demand has been generated by job growth, coupled with the high cost and relative unaffordability of home purchases. The Company's San Francisco Bay Area portfolio is concentrated in the Silicon Valley, which has historically experienced relatively strong apartment demand as reflected in San Jose's occupancy rates for projects of more than 100 units, which increased from 95.7% for year end 1994 to 97.8% for year end 1995. In Alameda County, occupancy rates for projects with more than 100 units increased from 95.8% for year end 1994 to 96.6% for year end 1995. The following table reflects data from various sources and generally indicates the overall increase in market rental and occupancy rates for the Target Markets.

        APARTMENT OCCUPANCY RATE AND RENT GROWTH IN THE TARGET MARKETS

                                    AVERAGE OCCUPANCY         RENTAL RATES
                                   --------------------- ----------------------
                                     1995   1994  CHANGE   1995   1994 % CHANGE
                                   -------- ----  ------ -------- ---- --------
Santa Clara County(1).............   97.8%  95.7%   2.2%   $971   $886    9.6%
Alameda County(1).................   96.6%  95.8%   0.8%   $820   $803    2.1%
Contra Costa County(1)............   94.9%  93.9%   1.1%   $760   $740    2.7%
San Francisco Bay Area(1)(2)......   96.7%  95.6%   1.1%   $872   $824    5.8%
                                     3/96   3/95  CHANGE   3/96   3/95 % CHANGE
                                   -------- ----  ------ -------- ---- --------
Seattle...........................   94.6%  94.5%   0.1%   $592   $574    3.1%
                                     3/96   3/95  CHANGE   3/96   3/95 % CHANGE
                                   -------- ----  ------ -------- ---- --------
Portland(3).......................   99.3%  96.3%   3.0%   $624   $567   10.1%
                                   1Q/96(4) 1994  CHANGE 1Q/96(4) 1994 % CHANGE
                                   -------- ----  ------ -------- ---- --------
Orange County.....................   95.0%  95.5%  -0.5%   $802   $782    2.6%

--------
(1) Projects with more than 100 units.
(2) Refers to the counties of San Francisco, San Mateo, Santa Clara, Alameda, Contra Costa, Solano, Marin, Sonoma and Napa (the "Nine County Bay Area").
(3) The number of units covered in the Spring 1996 report of Westland Investment Co. was fewer than typically responded in the past.
(4) Data is for first quarter of 1996.
Sources: RealData-San Francisco Bay Area; Dupre & Scott-Seattle; Westland Investment Co.-Portland; Research Network-Orange County

  Increasing Demand: The demand for multi-family residential property in the San Francisco Bay Area has grown substantially over the past 18 months. According to the Rosen Consulting Group, the population of the San Francisco Bay Area (approximately 6.3 million people in 1995) is expected to grow at an average annual rate of 1.0% per year, representing the addition of approximately 67,500 people per year from 1995 to 2000. In addition, the Rosen Consulting Group estimates that the San Francisco Bay Area will add an average of about 32,500 new households per year from 1995 to 2000. According to the U.S. Census Bureau 1990 data, approximately 44% of the households in the San Francisco Bay Area were rental households. In addition, according to the Rosen Consulting Group, the recent job surge in the high technology industry has contributed to this rental household growth. In addition, the Bureau of Labor Statistics estimates that nonagricultural payroll jobs in Santa Clara County, which is in the center of Silicon Valley, increased approximately 4.7% representing the addition of approximately 39,000 jobs during the 12 months ended May 15, 1996.

                    EMPLOYMENT GROWTH IN THE TARGET MARKETS
                            (NEW JOBS IN THOUSANDS)

                                                                   PROJECTED
                                     1985-1990      1990-1995      1995-2000
                                   -------------- -------------- --------------
                                    NEW            NEW            NEW
                                   JOBS  % CHANGE JOBS  % CHANGE JOBS  % CHANGE
                                   ----- -------- ----- -------- ----- --------
San Francisco Bay Area(1)......... 274.8   10.4%   11.5    0.4%  390.9   13.3%
Seattle........................... 260.4   30.4    62.9    5.6   179.2   15.2
Portland.......................... 137.0   23.2   110.4   15.2   160.8   19.2
Orange County..................... 194.4   19.9   -23.7   -2.0   152.1   13.2

--------
(1) Refers to the Nine County Bay Area.
Sources: U.S. Bureau of Labor Statistics; Rosen Consulting Group

  Rental demand, as evidenced by market rental rates for apartments in the San Francisco Bay Area, has increased significantly over the past 18 months. Rental revenues at the Company's San Francisco Bay Area Properties (on a same-property basis) for the quarter ended September 30, 1996 increased by approximately 9% over the quarter ended September 30, 1995. The rental increases (on a same-property basis) reflect only a portion of the increase in the overall market rental rates because rental rates can only be increased upon lease expiration. In addition, the Company typically limits the maximum rental increase to an existing tenant to 10% per annum. As a result, the Company estimates that, as of September 30, 1996, the difference between the revenues generated by the Company's existing leases and current market rents, was approximately $3.3 million per year, or approximately 14%.

  Limited Supply: Notwithstanding the steady increase in demand for multi-family residential property in the San Francisco Bay Area, the supply of new rental housing in the region has failed to keep pace with demand over the past ten years. According to the Rosen Consulting Group, the number of multi-family permits issued in the San Francisco Bay Area declined from 25,200 in 1986 to 4,100 in 1995. The decline in multi-family permits issued is attributable to a number of factors, including (i) the shortage and high cost of available land,
(ii) strict public planning procedures, (iii) high governmental fees, and (iv) high development and construction costs. These factors, as well as other factors, have constrained the supply of rental housing in the San Francisco Bay Area.

SEATTLE METROPOLITAN AREA

  The Company believes that certain submarkets in the Seattle Metropolitan Area are attractive for long-term investment due to the combination of high occupancy rates, constraints on the production of new multi-family residential properties and increasing demand from job growth. The Company's portfolio in the Seattle region is currently concentrated in the east-side cities such as Bellevue, Redmond and Bothell. These areas have major employers with a technological focus, including Microsoft Corporation and related software and other technology oriented employers. Over the past ten years, the economic base of the Seattle Metropolitan Area has continued to diversify from its dependence on the Boeing Company and the aerospace industry, with significant growth occurring in high-technology manufacturing and computer software production. Major employers in the area include Boeing, Safeway Stores, Weyerhaeuser, Microsoft, SeaFirst Bank, US West Telecommunications Services and Nordstrom. The Company believes that the overall business climate of the Seattle Metropolitan Area is excellent in light of its skilled and educated work force, high quality of life and strong support for expansion of Pacific Rim business.

  Increasing Demand. The Rosen Consulting Group has indicated that nonagricultural payroll employment in Seattle increased 3.0% during the 12 months ended May 15, 1996, representing the addition of about 35,000 jobs. Unemployment in May 1996, at 4.7%, was well below the national average of 5.6%. The services and trade sectors have been the source of the greatest number of new jobs with the service sector showing its highest rate of growth since 1989, with a 5.5% increase in May 1996 from a year ago and an annual average rate of increase of 3.7% during the first half of the 1990s. During the first half of the 1990s, total employment has increased an average of 1.1% per year despite a loss of 40,000 jobs at Boeing over that same period. Boeing announced strong orders in 1995, ending the year with total orders for 346 new airplanes worth $31.2 billion. Boeing has also estimated that it will deliver 200 to 210 aircraft during the year ending December 31, 1996, and has indicated that its employment is expected to increase during the next several years. According to the Rosen Consulting Group, the Boeing rebound, continued growth in the high technology industries and increased strength in diversified manufacturing should cause the Seattle economy to strengthen in the second half of the 1990s, with the addition of almost 180,000 new jobs. Further, according to the Rosen Consulting Group, the strengthening economic conditions are expected to lead to annual population growth of 1.2% from 1995 to the year 2000, representing the addition of approximately 27,600 people per year. In addition, during the second half of the 1990s, approximately 15,600 households are expected to be added annually.

                  UNEMPLOYMENT RATES IN THE TARGET MARKETS(1)

                                                                    UNEMPLOYMENT
                                                                        RATE
                                                                    ------------
San Francisco Bay Area(2)..........................................     4.7%
Seattle............................................................     4.7
Portland...........................................................     4.1
Orange County......................................................     4.3
  U.S..............................................................     5.6

--------
(1) Seasonally adjusted, May 1996.
(2) Refers to the Nine County Bay Area.
Sources: U.S. Bureau of Labor Statistics; Rosen Consulting Group

  Limited Supply: During each of the last three years, annual permit activity for the construction of multi-family residential properties in the Seattle market has been significantly lower than the annual level of activity of each of the preceding eight years. As illustrated below, the number of new households formed between 1991 and 1995 exceeds the number of multi-family permits issued in Seattle, and, consequently, demand has outpaced supply. The Company believes that, like the San Francisco Bay Area, this market will continue to have a restricted supply of new multi-family properties. Geographical barriers, including Puget Sound, restrict this market's residential property supply, as do no-growth policies such as the State of Washington's Growth Management Act of 1990. The shortage of appropriately zoned land for construction is expected to limit the supply of new multi-family properties for the next several years, thereby benefiting existing owners of multi-family residential property.

                      LIMITED SUPPLY IN THE TARGET MARKETS
           MULTI-FAMILY PERMITS VERSUS NET NEW HOUSEHOLDS: 1985-1995

                                     [LOGO]
--------
Source: Rosen Consulting Group

SOUTHERN CALIFORNIA

  The Company believes that certain submarket areas in Southern California represent attractive investment opportunities. The Company currently owns four Properties located in Southern California, which have experienced significant increases in occupancy since the completion of the Company's IPO in June 1994. The Company believes that this region will benefit from (i) the significant constraints on the production of multi-family properties in the areas near major employment hubs, (ii) the reduction in the rate of job losses related to the defense industry, and (iii) new job formations in the services and the high-technology sectors. The Company's acquisition and development efforts are primarily focused on selected submarkets in Orange County, Los Angeles County and southern Ventura County.

  Increasing Demand: The Company believes that Orange County's economy, particularly in the southern portion of Orange County, has recovered from the recession of the early 1990s. The Rosen Consulting Group reports that nonagricultural payroll employment in Orange County increased 2.4% during 12 months ended May 15, 1996, representing the addition of approximately 27,500 jobs. According to the Rosen Consulting Group, Orange County household formation is expected to grow 1.4% per year between December 31, 1995 and December 31, 2000. The Rosen Consulting Group further anticipates that Orange County's location in the lucrative Southern California market, the proximity to a large and highly talented labor force, the presence of a major research university, and the availability of transportation, all are expected to contribute to growth well into the next century and that total nonagricultural employment in Orange County is expected to grow at an annual compounded rate of 2.5% between July 1, 1995 and July 1, 2000. Consequently, the Company believes that population and household growth will increase throughout Orange County in the coming years, but especially in the southern portion of the County where there is a greater amount of developable land. According to the Rosen Consulting Group, population growth is expected to average 1.5% per year from July 1, 1995 through July 1, 2000, for the addition of almost 40,000 people each year, while household formation is expected to average 1.4% per year, for the addition of about 12,700 households each year during the same period.

             POPULATION AND HOUSEHOLD GROWTH IN THE TARGET MARKETS
                   (POPULATION AND HOUSEHOLDS IN THOUSANDS)

                                                              COMPOUND ANNUAL
                                              CHANGE            GROWTH RATE
                                        ------------------- -------------------
                              LEVEL OF                                  1995
                             POPULATION                               PROJECTED
                                1995    1990-1995 1995-2000 1990-1995   2000
                             ---------- --------- --------- --------- ---------
San Francisco Bay Area(1)...  6,302.8     269.1     337.6      0.9%      1.0%
Seattle.....................  2,197.5     149.5     138.2      1.4       1.2
Portland....................  1,710.1     183.6     182.7      2.3       2.1
Orange County...............  2,567.8     157.2     198.1      1.3       1.5
                                                              COMPOUND ANNUAL
                                              CHANGE            GROWTH RATE
                                        ------------------- -------------------
                              LEVEL OF                                  1995
                             HOUSEHOLDS                               PROJECTED
                                1995    1990-1995 1995-2000 1990-1995   2000
                             ---------- --------- --------- --------- ---------
San Francisco Bay Area(1)...  2,354.1      98.1     162.6      0.9%      1.3%
Seattle.....................    881.0      63.6      77.8      1.5       1.7
Portland....................    677.7      77.9      87.0      2.5       2.4
Orange County...............    874.8      46.0      63.3      1.1       1.4

--------
(1) Refers to the Nine County Bay Area.
Sources: U.S. Bureau of Labor Statistics; Rosen Consulting Group

  Limited Supply: In Orange County, multi-family permits (both apartments and condominiums) were issued for 2,376 units in 1995 and are expected to be issued for about 3,000 new units in 1996, a pace which is substantially below the average of 8,175 permits that were reported in 1989 and 1990. The illustration on page S-19 indicates the extent to which the number of new households formed exceeds construction activity in Orange County. The Company believes that like the San Francisco Bay Area, this market will continue to have a restricted new supply of multi-family residential properties. Commute considerations, a restrictive and costly zoning and permit process, and the lack of appropriately zoned land near employment centers are the most significant obstacles to new development activity.

OTHER FACTORS INFLUENCING DEMAND IN TARGET MARKETS

  Affordability of Home Ownership and Attractiveness of Rental Housing: In addition to the foregoing demographic factors, the Company believes that growth in multi-family residential property demand in the Target Markets will be reinforced by the following factors: (i) the high cost of home ownership, making home ownership a less attractive option for an increasing number of people, (ii) a decline in home price appreciation which makes renting an attractive financial alternative to home ownership, and (iii) the type of industries in the Target Markets, such as high-technology companies, which often require employees to relocate to other geographic locations. In particular, in the San Francisco Bay Area, Southern California and Seattle Metropolitan Areas, the cost of home ownership is significantly higher than the national average. As a consequence of the high cost of home ownership, the percentage of households in these target markets that rent housing is significantly higher than the national average, as displayed in the table below. The Company believes that such percentage will remain high because the limited supply of both for-sale and rental housing in these markets will continue to keep home ownership at levels that many people cannot afford.

   HOME OWNERSHIP AFFORDABILITY AND RENTER HOUSEHOLDS IN THE TARGET MARKETS

                                                    PERCENTAGE OF
                                                      HOUSEHOLDS
                                                       ABLE TO
                                                    AFFORD MEDIAN- RENTERS AS A
                                                        PRICED     PERCENTAGE OF
                                                     HOME (1995)   HOUSEHOLDS(1)
                                                    -------------- -------------
San Francisco Bay Area(2)..........................       36%            44%
Seattle............................................       53             39
Portland...........................................       57             38
Orange County......................................       46             40
  U.S..............................................       55             36

--------
(1) Per 1990 Census.
(2) Refers to the Nine County Bay Area.
Sources: U.S. Bureau of Labor Statistics; Rosen Consulting Group

CALIFORNIA RECOVERY

  For the past two years, the California economy has been in the midst of a recovery from the recession the state experienced from the late 1980s to the early 1990s. Key forces driving the recovery in California include the earlier recovery of the national economy, continued growth in the state's high-technology, entertainment and services industries, improvement in the state's business climate, and growth in foreign trade, particularly with Pacific Rim countries. According to Rosen Consulting Group, employment growth in California is currently outpacing that of the nation as a whole, with an annual increase in nonagricultural employment in the state of 2.4% for the 12 months ended May 15, 1996 compared to a national growth rate of 2.0% during the same period. The statewide recovery has progressed most rapidly in Northern California, exemplified by strong employment growth in San Jose with an employment gain of 4.7% for the 12 months ended May 15, 1996. Although Southern California was impacted by the recession to a greater extent due primarily to the large reduction in the region's defense-related employment sector, evidence of a recovery for the area is emerging, particularly in Orange County, with an increase in nonagricultural employment of 2.4% for the year ended May 15, 1996.

  As the California recovery progresses, businesses continue to expand throughout the state. Based on Fortune magazine's annual survey published in its April 17, 1995 issue, the State of California increased its share of the nation's 100 fastest-growing companies from 20% in 1993 to 27% in 1995. With these increases in business formations and employment, personal income in California is expected to grow at a rate of 6.0% in 1996 as compared to 4.3% growth for the nation as a whole, according to the UCLA Business Forecast for the Nation and California, December 1995. These factors coupled with expected population growth in California, according to the Rosen Consulting Group, of 1.5% annually, 50% greater than the anticipated national average, should facilitate the recovery. The Company anticipates that California's continuing recovery, particularly in Northern California, will positively impact the state's multi-family rental markets. As of September 30, 1996, approximately 64% of the Company's rental revenue was generated by its Properties located in California.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

  The Company's Common Stock has been traded on the NYSE under the symbol "ESS" since June 6, 1994. The following table sets forth the quarterly high and low sales prices per share reported on the NYSE, as well as the quarterly distributions declared per share of Common Stock.

                                                    HIGH     LOW   DISTRIBUTIONS
                                                   ------- ------- -------------
1994
Second Quarter(1)................................. $19.625 $17.250     .0800(2)
Third Quarter..................................... $19.000 $17.125     .4175
Fourth Quarter.................................... $18.000 $14.625     .4175
1995
First Quarter..................................... $16.750 $14.625     .4175
Second Quarter.................................... $18.125 $15.625     .4175
Third Quarter..................................... $18.375 $16.000     .4250
Fourth Quarter.................................... $19.750 $17.125     .4250
1996
First Quarter..................................... $21.250 $18.750     .4250
Second Quarter.................................... $22.500 $19.375     .4250
Third Quarter..................................... $24.875 $21.375     .4350
Fourth Quarter(3)................................. $28.750 $24.625     .4350(4)

--------
(1) Commencing June 6, 1994, the first date of trading of the Common Stock following the Company's IPO.
(2) Represents an amount equivalent to a quarterly distribution of $.4175 per share.
(3) Through December 5, 1996.
(4) To be paid on or about January 15, 1997, to Common Stock stockholders of record on December 31, 1996.

  The approximate number of holders of record of the shares of the Common Stock was 112 as of December 1, 1996. This number does not include stockholders whose shares are held in trust by other entities. The actual number of stockholders is greater than this number of holders of record.

  The Company has declared a fourth quarter 1996 dividend distribution of $.435 per share to its holders of Common Stock of record on December 31, 1996. Payment is expected to be made on or about January 15, 1997. It is currently expected that purchasers of Common Stock in the Offering who hold Common Stock as of the record date will receive the fourth quarter 1996 distribution in respect of the shares of Common Stock offered hereby. As a result, if purchasers of the Common Stock in the Offering continue to hold such shares on the record date for distributions over the next twelve months, such purchasers will receive, when and if declared, four quarterly dividend payments in addition to the fourth quarter 1996 dividend distribution.

  Under the Code, the portion of cash dividends that exceeds the Company's earnings and profits is treated as a return of capital, which would not be subject to tax, to the extent of the stockholder's adjusted basis in its stock, and, thereafter, as gain from the sale or exchange of a capital asset. Cash dividends in excess of earnings and profits are, in general, generated due to the deduction of noncash expenses, primarily depreciation, in the determination of earnings and profits, and constitute a return of capital.

                                                                  1995    1994
                                                                 ------  ------
      Taxable portion...........................................  69.00%  68.00%
      Return of capital.........................................  31.00%  32.00%
                                                                 ------  ------
                                                                 100.00% 100.00%
                                                                 ======  ======

  Since its IPO, the Company has paid regular quarterly dividends to its stockholders. Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the actual Funds from Operations of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, required distributions on the Convertible Preferred Stock, applicable legal restrictions and such other factors as the Board of Directors deems relevant.

  On June 20, 1996, the Company entered into a definitive agreement to sell up to 1.6 million shares of its Convertible Preferred Stock for an aggregate price of up to $40.0 million. Under the terms of the agreement, Tiger/Westbrook has purchased 800,000 shares of Convertible Preferred Stock for an aggregate purchase price of $20.0 million, as of the date of this Prospectus Supplement. Tiger/Westbrook is obligated to purchase an additional $20.0 million of Convertible Preferred Stock on or prior to June 20, 1997. Dividends may be authorized, declared and paid on shares of Common Stock in any fiscal quarter only if full cumulative dividends have been paid on, or authorized and set apart on, all shares of Convertible Preferred Stock for all prior dividends through and including the end of such quarter. Holders of shares of Convertible Preferred Stock are entitled to receive annual cumulative cash dividends, payable quarterly, in an amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price) or (ii) the dividends (subject to adjustment) paid with respect to such quarter on the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. As of the date of this Prospectus Supplement, all dividends accrued with respect to the outstanding shares of Convertible Preferred Stock have been paid when due.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are expected to be approximately $56.9 million (approximately $65.5 million if the Underwriters' over-allotment option is exercised in full), assuming an offering price of $27.50 per share. The Company intends to contribute such proceeds to the Operating Partnership, of which the Company is the sole general partner, to purchase an additional general partnership interest in the Operating Partnership. The Operating Partnership will use the net proceeds to fund the acquisition and development of multi-family residential properties and for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996, and as adjusted to give effect to the Offering. The information set forth in the following table should be read in conjunction with the combined financial statements and notes thereto included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                   AS OF SEPTEMBER 30, 1996
                                                   ----------------------------
                                                     ACTUAL       AS ADJUSTED
                                                   ------------  --------------
                                                        (IN THOUSANDS)
Debt:
  Mortgage notes payable..........................     $129,176       $129,176
  Lines of credit.................................        7,500          7,500
                                                   ------------   ------------
    Total debt....................................     $136,676       $136,676
Minority interest.................................       25,363         25,363
Stockholders' equity:
  Common Stock: $.0001 par value; 668,400,000 and
   668,400,000 authorized, 8,805,500 and
   11,005,500 issued and outstanding..............            1              1
  8.75% Convertible Preferred Stock, Series 1996A:
   $.0001 par value, 1,600,000 and 1,600,000
   authorized and 800,000 and 800,000 issued and
   outstanding....................................           --             --
  Excess Stock: $.0001 par value per share,
   330,000,000 authorized, no shares issued or
   outstanding....................................           --             --
  Additional paid-in capital......................      184,100        241,000
  Accumulated deficit.............................      (31,369)       (31,369)
                                                   ------------   ------------
Total stockholders' equity........................      152,732        209,632
                                                   ------------   ------------
    Total capitalization..........................     $314,771       $371,671
                                                   ============   ============

                     SELECTED FINANCIAL AND OPERATING DATA

  The following tables set forth selected summary financial and operating information (i) for the Company from the IPO through September 30, 1996, (ii) on a pro forma basis for the Company for the year ended December 31, 1994, and
(iii) on a historical combined basis for the year ended December 31, 1993 and for the period from January 1, 1994 through June 12, 1994 for the 20 properties in which the original limited partners in the Operating Partnership previously held ownership interests, combined with the financial and operating information of EPC. The unaudited pro forma financial and operating information for the year ended December 31, 1994 is based on the ownership and operation of the 23 properties owned as of the time of the IPO (including the properties acquired as of the IPO) combined with the financial and operating information of EPC and is presented as if the following had occurred on January 1, 1994: (i) the IPO was completed, (ii) the Company qualified as a REIT, (iii) the Company used the net proceeds from the IPO and the debt incurred in connection with the IPO to fund a series of asset acquisitions and mortgage repayments in connection with the IPO, and (iv) EMC was formed and certain property and asset management contracts were assigned to EMC.

  The pro forma financial and operating information should not be considered indicative of actual results that would have been achieved had the transactions occurred on the dates or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Conditions and Results of Operations and with all of the financial statements and notes thereto included in this Prospectus Supplement and the accompanying Prospectus incorporated herein and therein by reference.

                           NINE      NINE
                          MONTHS    MONTHS     YEAR    JUNE 13,  PRO FORMA  JAN. 1,
                           ENDED     ENDED    ENDED     1994-    YEAR ENDED  1994-    YEAR ENDED
                         SEPT. 30, SEPT. 30, DEC. 31,  DEC. 31,   DEC. 31,  JUNE 12,   DEC. 31,
                           1996      1995      1995      1994     1994(1)     1994       1993
                         --------- --------- --------  --------  ---------- --------  ----------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
REVENUES
 Rental.................  $34,123   $31,112  $41,640   $19,499    $34,154   $12,742    $26,509
 Property and asset
  management............       --        --       --        --        257     1,794      3,277
 Other..................    2,008     1,706    2,300       914      1,582       275        643
                          -------   -------  -------   -------    -------   -------    -------
   Total revenues.......   36,131    32,818   43,940    20,413     35,993    14,811     30,429
EXPENSES
 Property operating
  expenses..............   11,087    10,266   13,604     6,452     11,414     4,267      9,348
 Depreciation and
  amortization..........    6,513     6,008    8,007     4,030      7,047     2,598      5,537
 Amortization of
  deferred financing
  costs.................      529     1,023    1,355       773      1,407        96        219
 General and
  administrative........    1,279     1,083    1,527       457        804       306        688
 Property and asset
  management............       --        --       --        --         --       974      1,396
 Other expenses.........       42        39      288        --         --       314        952
 Interest...............    8,738     8,198   10,928     4,304      7,086     5,924     11,902
                          -------   -------  -------   -------    -------   -------    -------
   Total expenses.......   28,188    26,617   35,709    16,016     27,758    14,479     30,042
                          -------   -------  -------   -------    -------   -------    -------
Income before gain on
 sales, minority
 interest, provision for
 income taxes and
 extraordinary item.....    7,943     6,201    8,231     4,397      8,235       332        387
 Gain on sales..........    2,480       789    6,013        --         --        --         --
 Minority interest......   (1,772)   (1,755)  (3,486)   (1,131)    (1,938)       87        161
 Provision for income
  taxes.................       --        --       --        --         --      (267)      (581)
 Extraordinary item--
  loss on early
  extinguishment of
  debt..................   (3,317)     (154)    (154)       --         --        --         --
                          -------   -------  -------   -------    -------   -------    -------
Income (loss) after
 minority interest......  $ 5,334   $ 5,081  $10,604   $ 3,266    $ 6,297   $   152    $   (33)
                          =======   =======  =======   =======    =======   =======    =======
Net income (loss) per
 share after minority
 interest(2)............  $  0.76   $  0.81  $  1.69   $  0.52    $  1.00        --         --
                          =======   =======  =======   =======    =======   =======    =======
Weighted average Common
 Stock outstanding
 (in thousands).........    6,720     6,275    6,275     6,275      6,275        --         --

                                            AS OF       AS OF DECEMBER 31,
                                            SEPT.   --------------------------
                                           30, 1996   1995     1994     1993
                                           -------- -------- -------- --------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Investment in real estate (before
 accumulated depreciation)................ $344,904 $284,358 $282,344 $186,447
Net investment in real estate.............  299,608  244,077  248,232  158,873
Total assets..............................  330,455  273,660  269,065  171,287
Total property indebtedness...............  136,676  154,524  150,019  152,501
Stockholders' equity......................  152,732   84,729   84,699    7,772

                                  NINE      NINE
                                 MONTHS    MONTHS     YEAR    JUNE 13, PRO FORMA
                                  ENDED     ENDED    ENDED     1994-   YEAR ENDED
                                SEPT. 30, SEPT. 30, DEC. 31,  DEC. 31,  DEC. 31,
                                  1996      1995      1995      1994      1994(1)
                                --------- --------- --------  -------- ----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER DATA:
FUNDS FROM OPERATIONS(3)
Net income before gain on
 sales, minority interest,
 provision for income taxes
 and extraordinary item.......   $ 7,943   $ 6,201  $ 8,231    $4,397   $ 8,235
Adjustments
 Depreciation and
  amortization................     6,513     6,010    8,007     4,030     7,059
 Adjustments for
  unconsolidated joint
  ventures....................       381        51      121        --        --
 Non-recurring items..........        42        39      288        --        --
 Minority interest............      (418)     (372)    (527)     (260)     (457)
                                 -------   -------  -------    ------   -------
Funds from Operations(3)......   $14,461   $11,929  $16,120    $8,167   $14,837
                                 =======   =======  =======    ======   =======
Weighted average number of
 shares outstanding (fully
 diluted)(4)..................     8,713     8,130    8,130     8,130     8,130
Funds from Operations
 applicable to Essex's
 stockholders.................   $11,306   $ 9,209  $12,445    $6,305   $11,454
FFO Pay-Out Ratio.............        78%       86%      85%       91%       92%
Debt service coverage
 ratio(5).....................       2.7x      2.5x     2.6x      3.1x      3.4x
Gross operating margin(6).....        68%       67%      67%       67%       67%
Average same-property monthly
 rental rate per apartment
 unit(7)(8)...................   $   787   $   745  $   749    $  715
Average same-property monthly
 operating expenses per
 apartment unit(7)(9).........   $   248   $   243  $   241    $  234
Total multi-family units (at
 end of period)...............     5,876     4,468    4,868     4,410     4,410
Multi-family residential
 property occupancy rate(10)..        97%       97%      97%       96%       96%
Total properties (at end of
 period)......................        33        29       30        29        29

--------
 (1) The unaudited pro forma financial and operating information for the year ended December 31, 1994 is based on the ownership and operation of the 23 properties owned at the time of the IPO (including the properties acquired as of the IPO) combined with the financial and operating information of EPC and is presented as if the following had occurred on January 1, 1994: (i) the IPO was completed, (ii) Essex qualified as a REIT, (iii) Essex used the net proceeds from the IPO and debt incurred in connection with the IPO to fund a series of asset acquisitions and mortgage repayments in connection with the IPO and (iv) EMC was formed and certain property and asset management contracts were assigned to it. Pro forma net cash flows for operating, investing and financing activities have been omitted because of the subjectivity involved in the assumptions required for related balance sheet structure and because of the presence of disclosure of actual cash flow information for 1994 and 1995.
 (2) Per share amounts are presented only for the periods subsequent to June 13, 1994 and the pro forma 1994 period and are based upon respective amounts divided by the weighted average outstanding shares on the applicable dates.
 (3) Industry analysts generally consider Funds from Operations to be an appropriate measure of the performance of an equity REIT. Funds from Operations (as currently defined by NAREIT), represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring, sales of property, plus depreciation, and after adjustments for unconsolidated partnerships and joint ventures, if any. Adjustments for unconsolidated partnerships and joint ventures, if any, will be calculated to reflect Funds from Operations on the same basis. Management generally considers Funds from Operations to be a useful financial performance measurement of an equity REIT because it provides investors with an additional basis to evaluate the performance of a REIT. Funds from Operations does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. Funds from Operations does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to stockholders. Funds from Operations also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Further, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of Funds from Operations.
 (4) Assumes the conversion of all outstanding shares of Convertible Preferred Stock, if any, and all outstanding limited partnership interests in the Operating Partnership, into shares of Common Stock, as of the applicable date.
 (5) Debt service coverage ratio represents EBITDA divided by interest expense.
 (6) Gross operating margin represents rental income less property operating expenses divided by rental income.
 (7) Same-property apartment units are those units which the Company has owned since the IPO.
 (8) Average same-property monthly rental rate per apartment unit represents total scheduled rent for the period (actual rental rates on occupied apartment units plus market rental rates on vacant apartment units) divided by the number of apartment units and further divided by the number of months in the period.
 (9) Average same-property monthly expenses per apartment unit represents total monthly operating expenses for the period divided by the total number of apartment units and further divided by the number of months in the period.
(10) Occupancy rates are based on Financial Occupancy during the period presented. Occupancy rates exclude Meadowood (which was purchased after the quarter ended September 30, 1996) and Jackson School Village (which is currently in lease-up).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion is based primarily on the consolidated financial statements of the Company as of December 31, 1994 and 1995 and for the years ended December 31, 1994 and 1995, and as of September 30, 1996 and 1995 and for the nine months ended September 30, 1996 and 1995. This information should be read in conjunction with the selected financial data and the Company's financials included elsewhere or incorporated by reference in this Prospectus Supplement. Substantially all the assets of the Company are held by, and substantially all operations conducted through, the Operating Partnership. The Company is the sole general partner of the Operating Partnership and, as of September 30, 1996 and 1995, owned an approximate 82.6%, and an approximate 77.2% general partnership interest in the Operating Partnership, respectively. The Company believes that it currently qualifies as a REIT for federal income tax purposes.

RESULTS OF OPERATIONS

 Comparison of Nine Months Ended September 30, 1996 to Nine Months Ended September 30, 1995

  Total Revenues increased by $3,313,000 or 10.1% to $36,131,000 in the first nine months of 1996 from $32,818,000 in the first nine months of 1995. Rental revenues increased by $3,011,000 or 9.7% to $34,123,000 in the first nine months of 1996 from $31,112,000 in the first nine months of 1995. Of the $3,011,000 increase, approximately $1,802,000 relates primarily to rental rate and occupancy level increases at properties owned by the Company during the periods being compared, with the remainder of the increase, in the amount of $1,209,000, due to the net effect of properties acquired or disposed of in 1995 and 1996. Rental revenues from the San Francisco Bay Area and Seattle Metropolitan Area multifamily residential Properties increased by $1,912,000 to $26,214,000 in the first nine months of 1996 from $24,302,000 in the first nine months of 1995. Rental revenue increased by $865,000 during the first nine months of 1996 from the amount in the first nine months of 1995 for the Properties located in Southern California. Approximately $736,000 of this increase is attributable to the acquisition of a property in this region during the third quarter of 1996. Commercial property rental revenue increased $234,000 for the first nine months of 1996 from the amount for the third quarter of 1995 as a result of increased occupancy.

  Total Expenses increased by $1,571,000 or approximately 5.9% to $28,188,000 in the first nine months of 1996 from $26,617,000 in the first nine months of 1995. Interest expense increased by $540,000 or 6.6% to $8,738,000 in the first nine months of 1996 from $8,198,000 in the first nine months of 1995. The interest expense increase was primarily due to the net addition of outstanding mortgage debt in connection with property and investment acquisitions. Property operating expenses, exclusive of depreciation and amortization, increased by $821,000 or 8.0% to $11,087,000 in the first nine months of 1996 from $10,266,000 in the first nine months of 1995. Of such increase, approximately $413,000 relates primarily to increases in property operating expenses at properties owned by the Company during the periods being compared, with the remainder of the increase, in the amount of $408,000, attributable to properties acquired or disposed of in 1995 and 1996. General and administrative expenses represent the costs of the Company's various acquisition and administrative departments as well as partnership administration and non-operating expenses. Such expenses increased by $196,000 in the first nine months of 1996 from the first nine months of 1995.

  Net income after minority interest increased by $253,000 to $5,334,000 in the first nine months of 1996 from $5,081,000 in the first nine months of 1995. The increase of $253,000 was reduced by the loss on the early extinguishment of debt which was $3,163,000 greater than such loss in the same period in 1995 and which was partially offset by gain on the sales of real estate that was $1,691,000 greater than the gain in the same period as 1995. The increase in net income, net of the loss on the early extinguishment of debt and gain on the sales of real estate is primarily due to same property net operating income increases over the prior period and contributions made by properties acquired in 1996.

 Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

  Total Revenues increased by $8,716,000 or 24.8% to $43,940,000 in 1995 from $35,224,000 in 1994. Rental revenue increased by $9,399,000 or 29.2% to
$41,640,000 in 1995 from $32,241,000 in 1994. Rental revenue from the Northern California and Seattle multi-family residential Properties increased by $8,918,000 or 37.8% to $32,494,000 in 1995 from $23,576,000 in
1994. Approximately $8,269,000 of the increase in rental revenue was attributable to the properties which were acquired by the Company concurrent with and after the IPO in 1994 and 1995. Rental revenue increased by $206,000 or 4.7% during 1995 for the two Properties located in Southern California. Commercial property rental revenue increased by $149,000 or 3.3% during 1995.

  On May 31, 1995 and November 8, 1995 the Company sold its Loma Verde and Pacifica Park Properties, respectively. The net all cash sales price of the two Properties was $12,147,000. The net book value of these assets was $6,134,000 resulting in a gain on sales of real estate of $6,013,000.

  Total Expenses increased by $5,214,000 or approximately 17.1% to $35,709,000 in 1995 from $30,495,000 in 1994. Interest expense increased by $700,000 or 6.8% to $10,928,000 in 1995 from $10,228,000 in 1994. Such interest expense increase was primarily due to the acquisition of additional multi-family Properties. Property operating expenses increased by $2,885,000 or 26.9% to $13,604,000 in 1995 from $10,719,000 in 1994. Of such increase, $2,793,000 is attributable to properties acquired concurrent with and after the IPO in 1994 and 1995. Property and asset management expenses relate to (i) the cost of managing properties in which certain directors and officers of the Company and their affiliates hold a minimal economic interest and (ii) the cost of managing portfolios of real estate and non-performing mortgages. No such expenses were incurred in the periods following the completion of the IPO. Property and asset management expenses of $974,000 were incurred prior to the completion of the IPO. Such expenses are no longer incurred due to the establishment of EMC in connection with the IPO (the financial results of which are not consolidated with the Company's financial statements), which has borne all property and asset management costs since June 13, 1994. General and administrative expenses increased by $764,000 due primarily to reduced allocations of the Company's expenses to EMC of approximately $500,000 and the accrual of incentive compensation related to achieving certain performance benchmarks. Other expenses represent an allocation to the Company of costs incurred prior to the completion of the IPO by The Marcus & Millichap Company for executive management, incentive compensation, audit and tax services and other matters; such expenses have not been borne by the Company since the completion of the IPO.

  Net income after minority interest increased by $7,186,000 to $10,604,000 in 1995 from $3,418,000 in 1994. The increase in net income after minority interest was primarily due to $6,013,000 gains from the sale of two Properties and operations from Properties acquired concurrent with and after the IPO in 1994 and 1995.

 Comparison of Year Ended December 31, 1994 to Year Ended December 31, 1993

  Total Revenues increased by $4,795,000 or 15.8% to $35,224,000 in 1994 from $30,429,000 in 1993. Rental revenue increased by $5,732,000 or 21.6% to
$32,241,000 in 1994 from $26,509,000 in 1993. Approximately $5,003,000 of the increase in rental revenue was attributable to the Properties acquired in 1994. Rental revenue from the San Francisco Bay Area and Seattle Metropolitan Area multi-family residential Properties increased by $398,000 to $18,681,000 in 1994 from $18,283,000 in 1993. Rental revenue decreased by $130,000 during 1994 for the two Properties located in Southern California. Commercial property rental revenue increased $461,000 generally as a result of increased leasing activity. Property and asset management revenues decreased by $1,483,000 or 45.2% to $1,794,000 in 1994 from $3,277,000 in 1993 due to the transfer of such activities to EMC upon completion of the IPO. Since the completion of the IPO, property and asset management services are being provided by EMC, whose results are not consolidated with the results of the Company. EMC receives an allocation of the Company's expenses, based on the time and overhead related to those activities.

  Total Expenses increased by $453,000 or approximately 1.5% to $30,495,000 in 1994 from $30,042,000 in 1993. Interest expense decreased by $1,647,000 or 14.1% to $10,228,000 in 1994 from $11,902,000 in 1993. Such interest expense decrease was primarily due to the net reduction of outstanding mortgage debt that was paid with the proceeds of the IPO and the two mortgage loans closed in connection with the IPO. In addition, The Company obtained six mortgage loans after the IPO related to acquisitions activity. Property operating expenses increased by $1,371,000 or 14.7% to $10,719,000 in 1994 from
$9,348,000 in 1993. The component of
the increase related to properties acquired at or following the completion of the IPO was $1,700,000 which are partially offset by a reduction in management costs of $545,000. Property and asset management expenses decreased by $422,000 in 1994 or 30.2% to $974,000 in 1994 from $1,396,000 in 1993. Such decreases were primarily a result of the establishment of EMC in connection with the IPO (the financial results of which are not consolidated with the Company's financial statements), which has borne all property and asset management costs since June 13, 1994. General and administrative expenses increased by $75,000 in 1994 compared to 1993.

  Net income after minority interest increased by $3,451,000 to $3,418,000 in 1994 from $(33,000) in 1993. The increase in net income was largely the result of increases in rental revenue and decreased interest costs.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1996, the Company had $6,238,000 in cash and cash equivalents. The Company expects to meet its short-term liquidity requirements by using this working capital, the proceeds from future sales of Convertible Preferred Stock, amounts available on lines of credit, and any portion of net cash flow from operations not currently distributed. The Company believes that its future net cash flows will be adequate to meet operating requirements and to provide for payment of dividends by the Company in accordance with REIT requirements. The Company currently has credit facilities in the aggregate committed amount of approximately $25,700,000. The Company is currently finalizing documents to increase its lines of credit to $38,800,000. At September 30, 1996, the Company had $7,500,000 outstanding on its lines of credit, with interest rates during the year ranging from 7.2% to 7.5%. In addition, the Company is negotiating a $100,000,000 credit facility with the Federal National Mortgage Association ("FNMA") which would provide (i) a five-year revolving credit facility of approximately $40,000,000, and (ii) a permanent term loan base facility for approximately $60,000,000. When and if completed, it is anticipated that the facility would reduce the Company's borrowing cost.

  The Company's cash balance increased $2,255,000 from $3,983,000 as of December 31,1995 to $6,238,000 as of September 30, 1996. This increase in cash was a result of $16,844,000 net cash provided by operating activities, and $44,299,000 in net cash provided by financing activities, which was decreased by $58,888,000 net cash used in investing activities. The $58,888,000 net cash used in investing activities is a result of $72,640,000 used to purchase and upgrade rental properties as offset in part by $13,327,000 provided by the disposition of real estate. The significant components which contributed to the $44,299,000 net cash provided by financing activities was a result of $54,005,000 net proceeds from the Subsequent Offering, $18,025,000 net proceeds from the sale of Convertible Preferred Stock, $64,383,000 of proceeds from mortgages, other notes payable and line of credit as offset by $82,231,000 of repayments of mortgages, other notes payable and lines of credit and $10,365,000 of dividends/distributions paid. As of September 30, 1996, the Company's combined outstanding indebtedness under mortgages and lines of credit consisted of $93,295,000 in fixed rate debt, (such component includes variable rate indebtedness subject to interest rate swap agreements), $12,480,000 in debt bears interest based on the Federal Home Loan Bank's 11th District Cost of Funds index (the "11th District Debt"), $23,400,000 of debt represented by tax exempt variable rate demand bonds, of which $9,800,000 is capped at a maximum interest rate of 7.0%, and $7,500,000 of debt bears interest based on the London Interbank Offered Rates. The Company's 11th District Debt is subject to maximum annual payment adjustments of 7.5% and a maximum interest rate during the term of the loans of 13%.

  The Company expects to incur approximately $1,450,000 or $300 per weighted average occupancy unit in non-revenue generating capital expenditures for the year ended December 31, 1996. These expenditures do not include the cost of improvements required in connection with Northwestern Mutual mortgage loans and pursuant to tax-exempt bond financings, which costs are currently estimated to aggregate approximately $3.1 million. The Company expects that cash from operations and/or the lines of credit will fund such expenditures.

  The Company pays quarterly dividends from cash available for distribution. Until it is distributed, cash available for distribution is invested by the Company primarily in short-term investment grade securities or is used by the Company to reduce balances outstanding under its lines of credit.

  Tiger/Westbrook is required to purchase up to an additional $20,000,000 of Convertible Preferred Stock on or prior to June 20, 1997.

  On March 7, 1996, the Company filed a shelf registration statement (the "Prior Registration Statement") for up to $100,000,000 of Common Stock, preferred stock, depository shares and warrants to purchase common and preferred stock which was declared effective by the Securities and Exchange Commission on June 6, 1996. In late July 1996, the Company commenced a public offering of the Common Stock. On August 20, 1996 the Company completed the issuance of 2,530,000 shares of its Common Stock at a price of $22.75 per share. On November 14, 1996, the Company filed a new shelf registration statement for up to $102,442,500 (including $42,442,500 remaining capacity under the Prior Registration Statement) of Common Stock, preferred stock, depository shares and warrants to purchase common and preferred stock. The new shelf registration statement was declared effective by the Securities Exchange Commission on November 19, 1996.

  The Company will utilize the proceeds of public offerings of shares of Common Stock, sales of Convertible Preferred Stock to Tiger/Westbrook, availability under its lines of credit, and cash balances to fund its and future property acquisition and development activities. The Company expects to meet certain long-term liquidity requirements such as scheduled debt maturities and repayment of short-term financing of acquisition and development activities through the issuance of long-term secured and unsecured debt and offerings by the Company of additional equity securities (or limited partnership interests in the Operating Partnership).

                        BUSINESS AND GROWTH STRATEGIES

BUSINESS OBJECTIVES

  The Company's primary business objective is to maximize Funds from Operations through continued active leasing, property management and active portfolio management. The Company's strategies include:

  . Active Property Marketing and Management. Maximize, on a per share basis, Funds from Operations and the capital appreciation of its property portfolio through active property marketing and management.

  . Selected Expansion of Property Portfolio. Increase, on a per share basis, Funds from Operations through the acquisition and development of multi-family residential properties in selected major metropolitan areas located throughout the west coast of the United States.

  . Optimal Portfolio Asset Allocations. Produce predictable financial performance through a portfolio asset allocation program that seeks to increase or decrease the equity invested in each market based on changes in regional economic and local market conditions.

  . Management of Capital and Financial Risk. Optimize the Company's capital and financial risk positions by maintaining a conservative leverage ratio, evaluating financing alternatives on an on-going basis and minimizing the Company's cost of capital.

BUSINESS PRINCIPLES

  The Company was founded on, has followed, and intends to continue to follow the business principles set forth below:

  Property Management. Through its long-standing philosophy of active property management and a customer satisfaction approach, coupled with a discipline of internal cost control, the Company seeks to retain tenants, maximize cash flow, enhance property values and compete effectively for new tenants in the marketplace. The Company's regional property managers are accountable for overall property operations and performance. They supervise on-site managers, monitor fiscal performance against budgeted expectations, monitor Property performance against the performance of competing properties in the area, prepare operating and capital budgets for executive approval, and implement new strategies focused on enhancing tenant satisfaction, increasing revenue, controlling expenses, and creating a more efficient operating environment. The Company has established in-house training programs for its on-site staff.

  Business Planning and Control. Real estate investment decisions are accompanied by a multiple year plan, to which an executive and other managers responsible for obtaining future financial performance must agree in writing. Performance versus plan serves as a significant factor in determining compensation.

  Property Type Focus. The Company focuses on acquisition of multi-family residential communities, containing between 75 and 400 units. The Company believes that these types of properties offer attractive opportunities because such properties (i) are often mispriced by real estate sellers and buyers who lack the Company's ability to obtain and use real-time market information,
(ii) provide opportunities for value enhancement since many of these properties have been owned by parties that either are inadequately capitalized or lack the professional property management expertise of the Company, and
(iii) can be readily exchanged or sold during periods of changing market conditions due to the relatively large pool of prospective and qualified buyers for such properties.

  Geographic Focus. The Company focuses its property investments in markets that meet the following criteria:

  . Major Metropolitan Areas. The Company focuses on metropolitan areas having a regional population in excess of one million people. Real estate markets in these areas are typically characterized by a relatively greater number of buyers and sellers and are, therefore, more liquid. Liquidity is an important element for implementing the Company's strategy of varying its portfolio in response to changing market conditions.

  . Supply Constraints. The Company believes that properties located in real estate markets with limited development or redevelopment opportunities are well-suited to produce increased rental income. In evaluating supply constraints, the Company reviews: (i) availability of developable land sites on which competing properties could be readily constructed; (ii) political barriers to growth resulting from a restrictive local political environment regarding development and redevelopment (such an environment, in addition to the restrictions on development itself, is often associated with a lengthy development process and expensive development fees); and (iii) physical barriers to growth, resulting from natural limitations to development, such as mountains or waterways.

  . Rental Demand Created by High Cost of Housing. The Company concentrates on markets in which the cost of renting is significantly lower than the cost of owning a home. In such markets, rent levels are higher and operating expenses, as a percentage of rent, are lower in comparison with markets that have a lower cost of housing.

  . Job Proximity. The Company believes that most renters select housing based on its proximity to their jobs and on related commuting factors and desire to remain within a specified travel distance from their jobs. The Company also reviews the location of major employers relative to its portfolio and potential acquisition properties.

  Following the above criteria, the Company is currently pursuing investment opportunities in selected markets of Northern and Southern California, the Seattle Metropolitan Area and the Portland Metropolitan Area.

  Active Portfolio Management Through Regional Economic Research and Local Market Knowledge. The Company was founded on the belief that the key elements of successful real estate investment and portfolio growth include extensive regional economic research and local market knowledge. The Company utilizes its economic research and local market knowledge to make appropriate portfolio allocation decisions that it believes result in better overall operating performance and lower portfolio risk. The Company maintains and evaluates:

  . Regional Economic Data. The Company evaluates and reviews regional economic factors for the markets in which it owns properties and where it considers expanding its operations. The Company's research focuses on regional and sub-market supply and demand, economic diversity, job growth, market depth and the comparison of rental price to single-family housing prices.

  . Local Market Conditions. Local market knowledge includes (i) local factors that influence whether a sub-market is desirable to tenants; (ii) the extent to which the area surrounding a property is improving or deteriorating; and (iii) local investment market dynamics, including the relationship between the value of a property and its yield, the prospects for capital appreciation and market depth.

  Recognizing that all real estate markets are cyclical, the Company regularly evaluates the results of regional economic and local market research and adjusts asset acquisitions and portfolio allocations accordingly. The Company actively manages the allocation of assets within its portfolio. The Company seeks to increase its portfolio allocation in markets projected to have economic growth and to decrease such allocations in markets projected to have declining economic conditions. Likewise, the Company also seeks to increase its portfolio allocation in markets that have attractive property valuations and to decrease such allocations in markets that have inflated valuations and low relative yields. Although the Company is generally a long-term investor, it does not establish defined or preferred holding periods for its properties.

TAX-EXEMPT FINANCING

  The Company seeks to increase its Funds from Operations per share and long-term total returns to stockholders through the strategic use of tax-exempt financing. Tax-exempt financing involves the issuance of low-interest bonds by various local government agencies or municipalities for the development, redevelopment or renovation of properties within the auspices of such agencies or municipalities. The interest on such indebtedness is excludable from the gross income of the recipient for federal income tax purposes. In the context of multi-family properties, in order for the financing to qualify as tax-exempt, the properties must comply with various federal requirements as to their use, including an allocation of a portion of the apartment units (typically 20%) for low-income renters. Low interest, tax-exempt financing enables the Company to lower its cost of capital and to secure favorable, long-term financing for its acquisitions which involve a value-added redevelopment component. The Company strives to identify investments which will allow the Company to take advantage of this low-cost financing source without the significant rental loss that ordinarily is attributable to compliance with these low-income rental requirements.

  Currently, the Company has outstanding approximately $60.5 million of tax-exempt indebtedness on five multi-family residential properties: Camarillo Oaks, Treetops and Meadowood in California, and Inglenook Court and Wandering Creek in Washington. Four of these Properties were purchased and then partially refinanced through the issuance of tax-exempt bonds issued by the City of Camarillo, California, with respect to Camarillo Oaks, the City of Fremont, California, with respect to Treetops, and the Washington State Housing Finance Commission, with respect to Inglenook Court and Wandering Creek. The bonds bear interest at variable rates, which, including credit enhancement costs, currently averages approximately 5.5% per annum. The bonds relating to Treetops and Camarillo Oaks, in the aggregate amount of $29.2 million, are subject to seven year interest rate projection agreements limiting the interest rate with respect to such bonds to a maximum interest rate of 7.2%. Proceeds from the issuance of the bonds were used to renovate and upgrade the interiors and exteriors of the units at these Properties and to refinance certain debt. In connection with the purchase of Meadowood, the Company assumed $17.7 million of 6.455% fixed rate tax exempt bonds issued by the City of Simi Valley, California. These bonds will be repriced in February 2008 at the then-current tax-exempt bond rate. The Company will continue to seek such financing when economically advantageous to the Company. However, as a result of amendments to the Code, properties financed with tax-exempt indebtedness in the future will be required to satisfy more stringent rental restrictions. Therefore, there can be no assurance that the rental revenue from properties which are financed through the issuance of tax-exempt indebtedness in the future will not be adversely affected by such amended restrictions. See "Risk Factors--Bond Compliance Requirements" in the accompanying Prospectus.

VALUE-ADDED REDEVELOPMENT

  The Company generally focuses its multi-family property acquisition activities on mature, in-fill neighborhoods within its Target Markets which are in close proximity to major employment centers, shopping and entertainment areas, schools and well-developed transportation networks. Many of these locations are often comprised of older housing stock. Despite this, these neighborhoods, due to their superior locations and full buildout, are typically characterized by a more stable base of renters, stronger, more consistent rental growth and significant constraints on additions to the supply of competing multi-family properties. The Company believes that the combination of these factors creates an opportunity to acquire and redevelop older, well-located multi-family properties with a goal of increasing both the occupancy and rental rates. The Company generally targets a minimum Unleveraged Return of approximately 10% on these acquisition/redevelopment opportunities. In many situations, the Company may be able to combine this redevelopment strategy with tax-exempt financing providing additional enhancement to overall returns. The following is an example of the Company's acquisition/redevelopment strategy:

  . Camarillo Oaks Apartments: The Company expects to invest $2.0 million to renovate and upgrade the Camarillo Oaks Property, including repainting of all buildings, roofing repair and improvements, landscaping upgrades and substantial improvement of existing recreational facilities. The renovation may also include the conversion of existing carports to enclosed garages, and the installation of air conditioners and washer/dryers. In October 1996, the Company obtained tax-exempt financing in the amount of $19.42 million in variable rate tax exempt bonds issued by the City of Camarillo. The Camarillo bonds carry a "AAA" rating and are enhanced by FNMA. The bonds have a seven year interest rate cap of 7% and mature in October 2026.

  The Company will also selectively reposition multi-family Properties within its existing portfolio, upgrading the profile of the property with a goal of increasing occupancy and rental rates or attracting a more favorable renter base. In these repositioning opportunities, the Company generally targets a minimum Unleveraged Return of approximately 13% on its incremental investment. The following is a description of several repositioning projects that the Company is currently pursuing:

  . The Apple Apartments. The Company is considering investing approximately
    $3.2 million in a major renovation program that will encompass unit upgrades such as new kitchens and bathrooms and common area improvements such as improved landscaping and an upgraded leasing office.

  . Treetops Apartments. The Company intends to invest approximately $925,000 to complete a substantial interior and exterior renovation of the Property including new carpets, paint and new appliances as well as improved landscaping and new recreational facilities. This repositioning will be funded through $9.8 million in tax-exempt variable rate demand bonds which the City of Fremont, California, has issued in connection with the financing of this Property.

                                THE PROPERTIES

PORTFOLIO OVERVIEW

  The Company's multi-family residential portfolio currently consists of 27 Properties comprising 6,196 apartment units. Twelve of these Properties are located in the San Francisco Bay Area, nine are located in the Seattle Metropolitan Area, four are located in Southern California, and two are located in the Portland Metropolitan Area. The Company's multi-family residential Properties had an average occupancy rate (based on Financial Occupancy) for the quarter ended September 30, 1996 of approximately 97.2% (excluding Meadowood, which was acquired after the quarter ended September 30, 1996, and Jackson School Village, which is currently in lease-up). For the quarter ended September 30, 1996, the Commercial Properties had an average occupancy rate (based on leased and occupied square footage) of approximately 95%. The Company's multi-family residential Properties accounted for approximately 91% of the Company's rental revenues for the quarter ended September 30, 1996 (excluding Meadowood and Jackson School Village) and its Commercial Properties accounted for approximately 9% of its rental revenues for this same period.

MULTI-FAMILY RESIDENTIAL PROPERTIES

  The majority of the Company's multi-family residential Properties are suburban garden apartments and townhomes comprising multiple clusters of two and three-story buildings situated on three to 15 acres of land. The Properties average 229 units, with a mix of studio, one, two and some three-bedroom units. Most of the Company's multi-family residential Properties are designed for and marketed to young working people in white-collar or technical professions. The Company selects, trains and supervises a full team of on-site service and maintenance personnel. The Company believes that its customer-service approach enhances its ability to retain tenants and that its multi-family residential Properties were well-built and have been well-maintained. The capital expenditures at the multi-family residential Properties are a relatively small percentage of gross revenue from such Properties, as compared with other multi-family residential properties in other parts of the country with lower rents, because of the relatively higher rents at the Properties.

  The following table describes the Company's multi-family residential
Properties.

                                                                     SEPT. 1996
                                                                       RENTAL
                                                                      RATES(1)
                                                                    -------------
                            TOTAL
                   NUMBER RENTABLE                                          PER            1 BR/1  2 BR/1  2 BR/2  3 BR/2
     PROPERTY        OF    SQUARE     YEAR      YEAR                 PER    SQ.    STUDIO   BATH    BATH    BATH    BATH
 NAME/LOCATION(2)  UNITS   FOOTAGE  COMPLETED ACQUIRED OCCUPANCY(3) UNIT   FT.(4)  (UNITS) (UNITS) (UNITS) (UNITS) (UNITS)
 ----------------  ------ --------- --------- -------- ------------ -----  ------  ------- ------- ------- ------- -------
The Apple........    200    146,296   1971      1982        98%     $ 788  $1.08      --      128     --       72     --
 Fremont, CA
Bristol Commons
 (5).............    188    142,668   1989      1995        99      1,085   1.43      --       92     36       60     --
 Sunnyvale, CA
Camarillo Oaks...    371    303,840   1985      1996        93        719   0.88      --      220     12      119     20
 Camarillo, CA
Countrywood......    137     93,495   1970      1988       100        720   1.06       1      106     30       --     --
 Fremont, CA
Eastridge........    188    174,104   1988      1996        99      1,055   1.14      --       64     60       64     --
 San Ramon, CA
Marina Cove (6)..    292    250,294   1974      1994        99        958   1.12      --      145     24      123     --
 Santa Clara, CA
Meadowood........    320    264,568   1986      1996        (7)        (7)    (7)     --       64     88      128     40
 Simi Valley, CA
Oak Pointe.......    390    294,180   1973      1988        98        887   1.18      54      168     54      114     --
 Sunnyvale, CA
Pathways (8).....    296    197,720   1975      1991        95        805   1.21      88      164     --       44     --
 Long Beach, CA
Plumtree.........    140    113,260   1975      1994        98        941   1.16      --       56     84       --     --
 Santa Clara, CA
The Shores (5)...    348    275,888   1988      1995        98        911   1.15      32      152     --      164
 San Ramon, CA
Summerhill
 Commons.........    184    139,012   1987      1987        98        828   1.10      --       60     56       68     --
 Newark, CA
Summerhill Park..    100     78,584   1988      1988        99      1,096   1.39      --       40     12       48     --
 Sunnyvale, CA
Treetops.........    172    131,270   1978      1996        99        813   1.07      --      116     56       --
 Fremont, CA
Villa Rio Vista..    286    242,410   1968      1985        97        604   0.71      --      174     --      112     --
 Anaheim, CA
Windsor Ridge....    216    161,892   1989      1989        99        988   1.32      --      126     54       36     --
 Sunnyvale, CA
Emerald Ridge....    180    144,036   1989      1994        98        744   0.93      --       72     36       72     --
 Bellevue, WA
Foothill
 Commons.........    360    288,317   1978      1990        96        609   0.76      --      259     --       91     10
 Bellevue, WA
Inglenook Court..    224    183,624   1985      1994        97        629   0.77      --       56    112       56     --
 Bothell, WA
Palisades........    192    159,792   1969      1990        98        613   0.74      --      114     38       40     --
 Bellevue, WA
Sammamish View...    153    133,590   1986      1994        99        813   0.93      --       51     30       72     --
 Bellevue, WA
Santa Fe Ridge...    240    262,340   1993      1994        91        696   0.64      --       24     12      100    104
 Silverdale, WA
Wandering Creek..    156    124,366   1986      1995        94        618   0.77      --       72     --       74     10
 Kent, WA
Wharfside
 Pointe..........    142    119,290   1990      1994        93        813   0.97       5       92      5       35      5
 Seattle, WA
Woodland
 Commons.........    236    172,316   1978      1990        95        613   0.84      48       80     60       32     16
 Bellevue, WA
Jackson School
 Village.........    200    196,896   1996      1996        (9)        (9)    (9)     --       32     --      104     64
 Hillsboro, OR
Landmark.........    285    282,934   1990      1996        87        741   0.75      --       78     34      142     31
 Hillsboro, OR
                   -----  ---------                        ---      -----  -----     ---    -----    ---    -----    ---
 Total/Weighted
  Average........  6,196  5,076,982                         97%     $ 792  $0.99     228    2,805    893    1,970    300
                   =====  =========                        ===      =====  =====     ===    =====    ===    =====    ===

-------
(1) Represents average monthly rental rates.
(2) Unless otherwise specified, the Company has a 100% ownership interest in each respective Property.
(3) Occupancy rates are based on Financial Occupancy for the quarter ended September 30, 1996.
(4) Based upon scheduled rent divided by total square footage.
(5) The Company has an approximate 45% economic ownership interest in this Property.
(6) A portion of this Property in which 84 units are presently located is subject to a ground lease, which, unless extended, will expire in 2028.
(7) Purchased after the quarter ended September 30, 1996.
(8) The Company has a 69% ownership interest in this Property.
(9) The Property is substantially complete, was 25% occupied as of December 4, 1996, but has not yet achieved a stabilized rent level.

AMENITIES OF MULTI-FAMILY RESIDENTIAL PROPERTIES

  The multi-family residential Properties have a wide variety of amenities, including swimming pools, clubhouses, covered parking, and cable television. Many Properties offer additional amenities, such as fitness centers, volleyball and playground areas, tennis courts and wood-burning fireplaces. The following table shows the wide range of amenities offered by the Company's multi-family residential Properties.

                                             CLUB                                              PATIO,
                                            HOUSE   SPORTS/         BARBECUE                   PORCH,            WOOD
                  SWIMMING  SPA/   FITNESS ACTIVITY TENNIS  COVERED  PICNIC   LAUNDRY   CABLE BALCONY,  EXTRA   BURNING
 PROPERTY NAME      POOL   JACUZZI CENTER    ROOM   COURTS  PARKING   AREA   FACILITIES  TV   SUNROOM  STORAGE FIREPLACE
 -------------    -------- ------- ------- -------- ------- ------- -------- ---------- ----- -------- ------- ---------
The Apple.......    Yes      Yes      --     Yes      Yes     Yes     Yes       Yes      Yes    Yes      Yes       --
Bristol
 Commons........    Yes      Yes     Yes     Yes       --     Yes      --       Yes      Yes    Yes      Yes       --
Camarillo Oaks..    Yes      Yes     Yes     Yes       --     Yes     Yes       Yes      Yes    Yes      Yes      Yes
Countrywood.....    Yes      Yes      --     Yes       --     Yes     Yes       Yes      Yes    Yes      Yes       --
Eastridge.......    Yes      Yes     Yes     Yes       --     Yes      --       Yes      Yes    Yes      Yes      Yes
Marina Cove.....    Yes      Yes     Yes     Yes       --     Yes     Yes       Yes      Yes    Yes      Yes       --
Meadowood.......    Yes      Yes     Yes      --       --     Yes     Yes       Yes      Yes    Yes       --       --
Oak Pointe......    Yes      Yes     Yes     Yes       --     Yes     Yes       Yes      Yes    Yes       --       --
Pathways........    Yes      Yes     Yes     Yes      Yes     Yes     Yes       Yes      Yes    Yes       --       --
Plumtree........    Yes      Yes     Yes     Yes       --     Yes     Yes       Yes      Yes    Yes      Yes       --
The Shores......    Yes      Yes     Yes     Yes      Yes     Yes      --       Yes      Yes    Yes      Yes       --
Summerhill
 Commons........    Yes      Yes      --     Yes      Yes     Yes     Yes       Yes      Yes    Yes      Yes       --
Summerhill
 Park...........    Yes      Yes      --     Yes       --     Yes     Yes       Yes      Yes    Yes      Yes      Yes
Treetops........    Yes      Yes     Yes     Yes       --     Yes      --       Yes      Yes    Yes      Yes       --
Villa Rio
 Vista..........    Yes      Yes     Yes     Yes       --     Yes     Yes       Yes      Yes    Yes      Yes       --
Windsor Ridge...    Yes      Yes     Yes     Yes      Yes     Yes     Yes       Yes      Yes    Yes      Yes      Yes
Emerald Ridge...    Yes      Yes     Yes     Yes       --     Yes     Yes       Yes      Yes    Yes      Yes      Yes
Foothill
 Commons........    Yes      Yes     Yes     Yes      Yes     Yes     Yes       Yes      Yes    Yes       --      Yes
Inglenook
 Court..........    Yes      Yes      --     Yes      Yes     Yes     Yes       Yes      Yes    Yes      Yes      Yes
Palisades.......    Yes      Yes     Yes     Yes      Yes      --     Yes       Yes      Yes    Yes       --       --
Sammamish View..    Yes      Yes     Yes     Yes      Yes     Yes     Yes       Yes      Yes    Yes      Yes      Yes
Santa Fe Ridge..    Yes      Yes     Yes     Yes      Yes     Yes     Yes       Yes      Yes    Yes      Yes      Yes
Wandering
 Creek..........    Yes      Yes     Yes     Yes      Yes     Yes     Yes       Yes      Yes    Yes      Yes      Yes
Wharfside
 Pointe.........    Yes      Yes     Yes     Yes       --     Yes     Yes       Yes      Yes    Yes       --      Yes
Woodland
 Commons........    Yes      Yes     Yes     Yes      Yes     Yes     Yes       Yes      Yes    Yes       --      Yes
Jackson School
 Village........    Yes      Yes     Yes     Yes      Yes     Yes      --       Yes      Yes    Yes      Yes      Yes
Landmark........    Yes      Yes     Yes     Yes      Yes     Yes      --       Yes      Yes    Yes      Yes      Yes
                               ALL
                  CORPORATE  ELECTRIC
 PROPERTY NAME    APARTMENTS KITCHENS
 -------------    ---------- --------
The Apple.......     Yes       Yes
Bristol
 Commons........      --       Yes
Camarillo Oaks..     Yes       Yes
Countrywood.....      --       Yes
Eastridge.......     Yes       Yes
Marina Cove.....      --        --
Meadowood.......      --        --
Oak Pointe......     Yes       Yes
Pathways........     Yes       Yes
Plumtree........     Yes       Yes
The Shores......     Yes       Yes
Summerhill
 Commons........     Yes       Yes
Summerhill
 Park...........     Yes       Yes
Treetops........      --       Yes
Villa Rio
 Vista..........      --       Yes
Windsor Ridge...     Yes       Yes
Emerald Ridge...     Yes       Yes
Foothill
 Commons........      --       Yes
Inglenook
 Court..........      --       Yes
Palisades.......      --       Yes
Sammamish View..      --        --
Santa Fe Ridge..     Yes       Yes
Wandering
 Creek..........      --       Yes
Wharfside
 Pointe.........     Yes       Yes
Woodland
 Commons........     Yes       Yes
Jackson School
 Village........     Yes       Yes
Landmark........     Yes       Yes

COMMERCIAL PROPERTIES

  The Company presently owns six neighborhood shopping centers, five of which are in the Portland Metropolitan Area and one of which is located in Eugene, Oregon. These neighborhood shopping centers contain an aggregate of approximately 351,000 rentable square feet of space and, as of September 30, 1996, had an occupancy rate (based on leased and occupied square footage) of approximately 95%. These Properties are located in high-traffic, in-fill submarkets in Portland and Eugene. The tenants include a mix of national, regional and local retailers. The Company acquired the neighborhood shopping centers as a portfolio in 1990 and since that time has implemented an expansion, renovation and re-leasing program at an aggregate investment of approximately $4.1 million, which has resulted in increases in the net operating income averaging approximately 14% per year from 1991, the first full year of ownership, through December 31, 1995.

  The Company also owns a prepaid ground leasehold interest in the office building that houses its corporate headquarters. The Company acquired this Property in 1986 and redeveloped it in 1988. The headquarters building has approximately 45,000 rentable square feet of space and is a multi-tenant, one-story office building, located in the Stanford Research Park in Palo Alto, California. The Company occupies approximately 6,000 square feet of the headquarters building, The Marcus & Millichap Company occupies approximately 16,000 square feet and the remaining three tenants occupy approximately 23,000 square feet.

  The land on which the headquarters building is located is owned by Stanford University, and the Company owns a ground leasehold interest in the building and underlying land. The ground lease for the headquarters building is prepaid until its expiration in 2054, and unless the lease is extended, the land, together with all improvements thereon, will revert to Stanford University in 2054.

                             COMMERCIAL PROPERTIES

                                                                                           SEPTEMBER
                                                                                             1996
                                                    TOTAL                                   RENTAL
                                                   RENTABLE                     OCCUPANCY    RATES
                                        NUMBER OF   SQUARE    YEAR       YEAR     AS OF       PER
    PROPERTY NAME(1)        LOCATION    TENANTS(2) FOOTAGE  COMPLETED  ACQUIRED 9/30/96(3) SQ. FT.(4)
    ----------------      ------------- ---------  -------- ---------  -------- ---------  ---------
NEIGHBORHOOD SHOPPING
 CENTERS
Canby Square                  Canby, OR     16     102,565    1976       1990       95%      $0.44
Cedar Mill Place           Portland, OR      7      28,392    1975       1990       61        0.68
Powell Villa Center        Portland, OR     12      63,645    1959       1990      100        1.03
Riviera Plaza                Eugene, OR     11      48,420    1961       1990       94        0.63
Wichita Towne Center      Milwaukie, OR      6      38,324    1978       1990      100        0.48
Garrison Square           Vancouver, WA     13      69,780    1962       1990      100        0.69
                                           ---     -------                         ---       -----
 Subtotal/Weighted
  Average                                   65     351,126                          95%      $0.65
OFFICE PROPERTY
Headquarters building(5)  Palo Alto, CA      4      44,827    1988(6)    1986      100%      $2.37
                                           ---     -------                         ---       -----
 Total/Weighted Average                     69     395,953                          95%      $0.84
                                           ===     =======                         ===       =====

--------
(1) Unless otherwise specified, the Company has a 100% ownership interest in each respective property.
(2) Tenant information is based on September 30, 1996.
(3) Based on leased and occupied square footage at September 30, 1996.
(4) Based on average monthly scheduled rent divided by occupied square footage.
(5) The Company owns a prepaid ground leasehold interest in this Property which, unless extended, expires in 2054.
(6) Represents the completion date for a major renovation.

  The following table shows scheduled lease expirations for all leases for the Commercial Properties for each of the next 10 years beginning with 1996, assuming that none of the tenants exercise renewal or termination rights.

                               LEASE EXPIRATIONS
                             COMMERCIAL PROPERTIES

                                              RENTABLE               PERCENTAGE OF
                                               SQUARE      ANNUAL        TOTAL
                                               FOOTAGE      BASE      ANNUAL BASE
                                    NUMBER     SUBJECT   RENT UNDER      RENT
                                   OF LEASES TO EXPIRING  EXPIRING  REPRESENTED BY
   YEAR OF LEASE EXPIRATION (1)    EXPIRING    LEASES      LEASES   EXPIRING LEASES
   ----------------------------    --------- ----------- ---------- ---------------
1996(2)...........................     11       44,864   $  264,280        7.1%
1997(3)...........................     16       67,477      630,814       17.0
1998..............................     12       32,056      312,717        8.4
1999..............................      8       40,724      689,366       18.5
2000..............................      9       55,967      517,890       13.9
2001..............................      2        9,275       64,086        1.7
2002..............................      5       45,543      624,041       16.8
2003 and thereafter...............      6       74,957      616,658       16.6
                                               -------
  Subtotal........................             370,863
  Vacant Square Footage...........              19,090
  Occupied by the Company.........               6,000
                                      ---      -------   ----------      -----
    Total.........................     69(2)   395,953   $3,719,852      100.0%
                                      ===      =======   ==========      =====

--------
(1) Based on leases in place as of September 30, 1996.
(2) Represents lease expirations for the period October 1, 1996 through December 31, 1996. With respect to such expiring leases, annual base rent amounts reflect rental amounts paid prior to lease expiration. Includes seven month-to-month tenancies.
(3) Includes two leases with the same tenant, both of which leases will expire in 1997.

MANAGEMENT COMPANY

  In order to maintain compliance with REIT tax rules, the Company provides fee-based asset management and disposition services as well as third-party property management and leasing services through EMC, of which it owns 100% of the 19,000 shares of nonvoting preferred stock.

  Asset Management. As part of its strategy for growth, the Company may enter into joint bidding arrangements with institutional investors to acquire portfolios of properties and performing or non-performing mortgages. Through such joint bids, the Company will acquire the properties and mortgages in the portfolio that meet its investment criteria. The Company has provided and will continue to provide (through EMC) asset management services, including property management and asset disposition services, for such institutional investors.

  Property Management. Currently, the Company provides fee-based property management services for seven multi-family residential properties, one office building and one retail property (collectively, the "Managed Properties"). Such services include physical and financial management as well as marketing. The office building is owned by The Marcus & Millichap Company. Three multi-family properties and the retail property are owned by partnerships in which George M. Marcus or an entity controlled by Mr. Marcus is a general partner, which general partner has a small economic interest in the applicable partnership. Four multi-family properties are owned by partnerships related to Tiger/Westbrook. The Company expects to continue providing management services for the Managed Properties. Such services are provided through EMC. EMC also manages the Commercial Properties.

                          TIGER/WESTBROOK TRANSACTION

  On June 20, 1996, the Company entered into the Stock Purchase Agreement to sell up to $40.0 million of the Company's Convertible Preferred Stock at $25.00 per share to Tiger/Westbrook. Under the Stock Purchase Agreement, Tiger/Westbrook has purchased 800,000 shares of Convertible Preferred Stock for an aggregate purchase price of $20.0 million, as of the date of this Prospectus Supplement. Tiger/Westbrook is required to purchase up to an additional $20.0 million of shares of Convertible Preferred Stock, on or prior to June 20, 1997. Sale of the Convertible Preferred Stock was approved by the stockholders of the Company at a special meeting of the stockholders held on September 27, 1996. Pursuant to the terms of the Stock Purchase Agreement, among other things, Tiger/Westbrook has the preemptive right to purchase a pro rata share of certain of the Company's securities (including, without limitation), the shares of Common Stock offered hereby.

  The Company has submitted to a stockholders' vote a proposed amendment to the Charter that would replace certain provisions contained therein providing for an increase in the number of directors on the Company's board elected by the holders of Convertible Preferred Stock upon the breach of certain protective provisions in the Charter, and provide instead that in the event of such a breach, the board of directors would be reduced or expanded to nine members, as the case may be, three of which would be elected by holders of shares of Convertible Preferred Stock, and six of which would be elected by the holders of shares of Common Stock. As of the date of this Prospectus Supplement, the Company has not received sufficient votes from the stockholders to approve this amendment.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

  For a general description of the Company's capital stock, see "Description of Common Stock," and "Description of Preferred Stock--Convertible Preferred Stock" in the accompanying Prospectus. The description of the Company's capital stock in the accompanying Prospectus and of certain provisions of Maryland law do not purport to be complete and are subject to and qualified in their entirety by reference to the Company's Charter and Bylaws and Maryland law, and, with respect to certain rights of holders of the shares of Convertible Preferred Stock, the Stock Purchase Agreement and the Registration Rights Agreement between the Company and Tiger/Westbrook dated July 1, 1996. Copies of such documents have been filed with the Securities and Exchange Commission.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth as of September 30, 1996 the executive officers and directors of the Company and certain other significant officers of the Company and their ages.

             NAME            AGE            POSITION AND OFFICES HELD
             ----            ---            -------------------------
   George M. Marcus.........  55 Chairman of the Board of Directors
   William A. Millichap.....  53 Director
   Keith R. Guericke........  48 Director, Chief Executive Officer and President
   Michael J. Schall........  39 Director, Executive Vice President, Chief
                                  Financial Officer and Secretary
   David W. Brady...........  57 Director
   Robert E. Larson.........  58 Director
   Gary P. Martin...........  49 Director
   Issie N. Rabinovitch.....  50 Director
   Thomas E. Randlett.......  53 Director
   Willard H. Smith, Jr.....  60 Director
   Gregory J. Hartman.......  37 Director
   John D. Eudy.............  42 Senior Vice President--Acquisitions &
                                  Development
   Craig K. Zimmerman.......  45 Senior Vice President--Acquisitions
   Gerald E. Kelly..........  52 Vice President--Property Management
   Jordan E. Ritter.........  40 Vice President and General Counsel
   Mark J. Mikl.............  33 Controller and Principal Accounting Officer

  George M. Marcus, Chairman of the Board of Directors, is the founder of, and has been the Chairman of, The Marcus & Millichap Company since 1971, Summerhill Homes since 1977, and EPC since 1971. Mr. Marcus is also the Chairman of M&M Projects, Inc. and Marcus & Millichap Real Estate Investment Brokerage Company. Mr. Marcus was one of the original founders and directors of Plaza Commerce Bank and Mid-Peninsula Bank, both publicly held financial institutions. Mr. Marcus continues to serve on the board of Mid-Peninsula Bank. Mr. Marcus is also a member of the Board of Directors of both the National Multi-Housing Council and the Apartment Industry Foundation. He is a member of the Policy Advisory Board of the University of California at Berkeley's Center for Real Estate and Urban Economics, the Urban Land Institute, the National Real Estate Index Advisory Committee, the Bay Area Council and the California Housing Council. He graduated from San Francisco State University with a Bachelor of Science degree in Economics in 1965; he was honored as alumnus of the year in 1989. Mr. Marcus is also a graduate of the Harvard University Executive Management Program and the Georgetown University Leadership Program.

  William A. Millichap, Director, has been President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company since 1984. Mr. Millichap joined G.M. Marcus & Company in 1971 as one of its first sales associates and became a regional manager in 1974. In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company. Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984, respectively. He is also Chairman of Marcus & Millichap Corporate Real Estate Services. Mr. Millichap is a licensed real estate broker, a member of the International Council of Shopping Centers and serves on the Board of Directors of the California Housing Council and the National Multi-Housing Council. Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965. Prior to becoming affiliated with Mr. Marcus in 1971, he served in the United States Navy.

  Keith R. Guericke, Director, is the Company's President and Chief Executive Officer and oversees the day-to-day operations and administration of the Company. Mr. Guericke joined the Company's predecessor, EPC, in 1977. Since that time, he has actively participated in the acquisition, development, management and disposition of multi-family residential complexes and retail and office properties. Prior to joining EPC, Mr. Guericke was with Kenneth Leventhal & Company in San Francisco. He received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971. Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants, and the Urban Land Institute.

  Michael J. Schall, Director, is the Executive Vice President and Chief Financial Officer of the Company and is responsible for the overall management and control of the Company's financial matters, including investor relations and reporting. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company's predecessor, EPC, in which capacity he was responsible for accounting for multiple investment entities, arranging both permanent and construction financing and developing a wide range of corporate borrowing relationships. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. In 1979, Mr. Schall received his Bachelor of Science degree from the University of San Francisco. Mr. Schall is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

  David W. Brady, Director, has been a Professor of Political Science at the Graduate School of Business at Stanford University, Palo Alto, California since 1988. He was elected Bowen H. and Janice Arthur McCoy Professor of Political Science, Business and Environment and a John M. Olin Faculty Fellow at Stanford University during 1988 and 1989. From 1982 to 1987, Professor Brady was Herbert S. Autry Professor at the Department of Political Science at Rice University in Houston, Texas. Professor Brady served as Acting Dean of the School of Social Sciences, Rice University from 1984 to 1985, Associate Chair of the Department of Political Science, Stanford University from 1988 to 1990, and Area Coordinator, Political Economy, Graduate School of Business, Stanford University in 1990. Professor Brady has written numerous books and was awarded in 1989 the Richard F. Fenno Award for Best Book of Legislative Studies. Professor Brady received his Bachelor of Science degree from Western Illinois University in 1963, and Master's and Doctorate degrees from the University of Iowa in 1967 and 1970, respectively.

  Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983. Professor Larson currently serves as a director of Accel Graphics, Inc., Cerebrovascular Advances, Inc., Myelos Corporation, Orion Instruments, Inc., OsteoBiologics, Inc. and Skye Investment Advisors. He is also Chairman of the Board of Pharmalytics, Inc., Quantitative Technology Corporation, Open Systems Control, Inc. and Beijing CAST Systems, Inc., a joint venture in the People's Republic of China. Prior to 1983, Professor Larson was founder, director and President of Systems Control, Inc. and was employed by IBM Corporation, Hughes Aircraft Company and SRI International. He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronic Engineers in 1982. Professor Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master's and Doctorate degrees from Stanford University in 1961 and 1964, respectively.

  Gary P. Martin, Director, has served since August 1995 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market. From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union. From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. Mr. Martin currently serves on the Board of Directors of the Emergency Housing Consortium. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

  Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1990 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1990, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch presently serves on the Board of Directors of Instashred Security Systems, Inc. He received a Bachelor of Science degree from McGill University in 1967 and a Master's of Business Administration degree from Harvard University in 1970.

  Thomas E. Randlett, Director, is a certified public accountant and has been a principal at the Law & Economics Consulting Group, Inc. since 1992. Prior to becoming a principal, Mr. Randlett was employed as an affiliated expert. The firm's professional specialties include the real estate and construction, financial institutions and transportation industries. Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a partner and senior real estate specialist for Peat Marwick Main & Co. in northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990. Mr. Randlett is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants. He received a Bachelor of Arts degree from Princeton University in 1966.

  Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith's primary focus was the REIT industry. His duties as Managing Director at Merrill Lynch included evaluating companies' capital structure and equity requirements, placing offerings with Merrill Lynch's retail and institutional client base, and assessing the market's demand for potential equity security offerings. Mr. Smith is also a Board Member of the Cohen & Steers Realty Shares, Cohen & Steers Realty Income Fund, and the Cohen & Steers Total Return Realty Fund. He is also a Board member of Highwoods Properties, Inc. and Realty Income Corporation, which are both REITs. Recently, Mr. Smith joined the board of directors of Willis Lease Finance Corporation. Prior to joining Merrill Lynch, Mr. Smith worked at F. Eberstadt & Co. from 1971 to 1979. A member of NAREIT, Mr. Smith received his Bachelor of Science degree in Business Administration, and Bachelor of Science degree in Industrial Engineering from the University of North Dakota in 1959 and 1960, respectively.

  Gregory J. Hartman, Director, is a principal of Tiger/Westbrook Real Estate Fund, L.P. and Westbrook Partners, L.L.C., national real estate investment and management entities. Prior to joining Tiger/Westbrook, Mr. Hartman was a co-founder of Milestone Partners, Ltd. and spent seven years with Morgan Stanley Realty. During Mr. Hartman's last two years at Morgan Stanley Realty, he was in charge of that firm's Western U.S. Real Estate Sales and Financing activities. Mr. Hartman is a member of the Urban Land Institute and the University of California at Berkeley's Center for Real Estate and Urban Economics. Mr. Hartman received his A.B. from Dartmouth College in 1980 and an M.B.A. from the Stanford Graduate School of Business in 1984.

  John D. Eudy, Senior Vice President--Acquisitions and Development, joined Essex's predecessor, EPC, in 1985. Mr. Eudy currently is in charge of all potential development activities for the Company. He has been responsible for EPC's co-managed development program, which provides equity capital to established real estate developers with proven track records. Mr. Eudy also has been responsible for due diligence, asset management and disposition activities with respect to real estate portfolio acquisitions. From 1980 to 1985, Mr. Eudy served in the Commercial Real Estate Investment Group of Crocker National Bank and from 1977 to 1980 in the Project Loan Department of Home Federal Savings. He received his Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California's Management Leadership School. Mr. Eudy is presently a member of the Urban Land Institute, the International Counsel of Shopping Centers and the National Association of Office Parks.

  Craig K. Zimmerman, Senior Vice President--Acquisitions, is responsible for negotiating and purchasing new acquisitions for Essex, as well as the initial redevelopment and repositioning of such assets where appropriate. He joined Essex's predecessor, EPC, in 1984 and was responsible for the acquisition of various multi-family residential complexes, suburban office properties and neighborhood shopping centers. Prior to joining EPC, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer, and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. In 1974, he received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley.

  Gerald E. Kelly, Vice President--Property Management, is responsible for directing overall property management and leasing operations for Essex's portfolio of multi-family residential, retail and corporate headquarters properties, which together encompass several thousand units and several million square feet of space. He is also responsible for economic and market research for Essex. Mr. Kelly also oversees the strategic planning and budgeting, as well as the development and implementation, of major property renovation and capital improvement plans. Prior to joining Essex's predecessor, EPC, in 1984, he was Director of Property Management for the Lucky Company and the Grupe Company, real estate investment companies headquartered in Northern California, and Western Regional Property Manager for Aetna Diversified Properties and Fox & Carskadon Management Corp. Mr. Kelly received his Bachelor of Science degree in Business and Industrial Management from San Jose State University and his Master of Business Administration degree from the University of Santa Clara. Mr. Kelly has been awarded the designation of Certified Property Manager from the Institute of Real Estate Management.

  Jordan E. Ritter, Vice President and General Counsel, is responsible for various legal matters of Essex and manages Essex's relations with outside counsel. Prior to joining Essex in 1993, Mr. Ritter was a partner at the San Francisco law firm of Landels, Ripley & Diamond, where he specialized in real estate and environmental law. Prior to joining Landels, Ripley & Diamond in 1987, he was associated with the law firm of Cravath, Swaine & Moore in New York City. Mr. Ritter has been involved in numerous acquisitions and dispositions of various types of real property, financings involving real estate of various types and real estate tax syndications, and has extensive experience with leasing, property management and environmental issues arising in real estate transactions. Mr. Ritter received his Doctor of Jurisprudence from St. John's University School of Law in 1983. Mr. Ritter is a member of the California State Bar and is a member of the New York State Bar.

  Mark J. Mikl, Controller and Principal Accounting Officer of the Company, has been employed by the Company since 1994. Prior to joining the Company, he was a manager with the public accounting firm of Shilling & Kenyon, Inc. from 1987 until 1994, where he focused primarily on consulting, accounting and taxation issues for real estate clients. He received a Bachelor of Science degree in Business Administration, concentration in Accounting, and a Bachelor of Arts degree in Economics from San Jose State University, in 1985 and 1988, respectively. He is a Certified Public Accountant. Between 1988 and 1990, Mr. Mikl served as the neutral chairperson for the City of San Jose's Advisory Commission on Rents.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company, the Operating Partnership and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Raymond James & Associates, Inc. and Sutro & Co. Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.

                                                            NUMBER OF SHARES OF
        UNDERWRITERS                                           COMMON STOCK
        ------------                                        -------------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...................................
   Donaldson, Lufkin & Jenrette Securities Corporation.....
   Raymond James & Associates, Inc.........................
   Sutro & Co. Incorporated................................
                                                                 ---------
        Total..............................................      2,200,000
                                                                 =========

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $
per share. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $       per share on sales to certain other dealers.
After the commencement of the Offering, the public offering price, concession and discount may be changed.

  The Company has granted the Underwriters an option exercisable by the Representatives, to purchase up to 330,000 additional shares of Common Stock at the public offering price, less the underwriting discounts. Such option, which expires 30 days after the date of this Prospectus Supplement, may be exercised solely to cover over-allotments. To the extent the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

  The Company and the Operating Partnership have agreed to indemnify the Underwriters and others against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company, the Operating Partnership, The Marcus & Millichap Company and certain officers, directors and employees of the Company and the Operating Partnership have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock (except the shares sold to the Underwriters pursuant to the Purchase Agreement and shares issuable in connection with the Stock Incentive Plans and shares issuable in connection with the Stock Purchase Plan) without the prior written consent of Merrill Lynch, for a period of 90 days after the date of this Prospectus Supplement. Tiger/Westbrook has certain preemptive rights in connection with the Offering which it may or may not exercise. See "Description of Capital Stock of the Company--Convertible Preferred Stock--Right of Tiger/Westbrook to Participate in Offerings."

  Affiliates of The Equitable Companies Incorporated, the direct or indirect holder of 80.2% of the Common Stock of Donaldson, Lufkin & Jenrette, Inc., the parent of DLJ, may be deemed to own 480,600 shares of the

Common Stock of the Company, representing 4.4% of the 11,006,800 shares of Common Stock that will be issued and outstanding after giving effect to this Offering (assuming no exercise of the over-allotment option).

  Certain of the Underwriters and their respective affiliates engage in transactions with, and from time to time, have performed services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Morrison & Foerster LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom LLP from time to time provides legal services to the Company.

PROSPECTUS

                                 $102,442,500

                          ESSEX PROPERTY TRUST, INC.

                        COMMON STOCK, PREFERRED STOCK,
                        DEPOSITARY SHARES AND WARRANTS

  Essex Property Trust, Inc. ("Essex" or the "Company") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.0001 per share (the "Common Stock"), (ii) shares or fractional shares of its preferred stock (the "Preferred Stock"), (iii) shares of Preferred Stock represented by Depositary Shares (the "Depositary Shares"), and (iv) warrants to purchase Preferred Stock or Common Stock (the "Warrants"), in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $102,442,500. The Common Stock, Preferred Stock, Depositary Shares and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). To ensure that the Company maintains its qualification as a real estate investment trust ("REIT"), the Charter of the Company (the "Charter") provides that no person, with certain exceptions, may own more than 6.0% of the value of the outstanding shares of the Company's stock.

  The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and stated value and any initial public offering price;
(ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a REIT for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

  FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE OFFERED SECURITIES, SEE "RISK FACTORS," COMMENCING ON PAGE 4.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

             THE DATE OF THIS PROSPECTUS IS DECEMBER 6, 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

    a. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (including relevant portions of the Company's definitive proxy statement for the 1996 annual meeting of stockholders specifically incorporated by reference in Part III of such Form 10-K), Annual Report on Form 10-K/A (Amendment No. 1) filed with the Commission on May 2, 1996 for the year ended December 31, 1995 (including relevant portions of the Company's definite proxy statement for the 1996 annual meeting of stockholders specifically incorporated by reference in Part III of such Form 10-K/A) and Annual Report on Form 10-K/A (Amendment No. 2) filed with the Commission on June 5, 1996 for the year ended December 31, 1995 (including relevant portions of the Company's definitive proxy statement for the 1996 annual meeting of stockholders specifically incorporated by reference in Part III of such Form 10-K/A);

    b. The Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1996;

    c. The Company's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1996;

    d. The Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1996;

    e. Report on Form 8-K filed with respect to the Company dated March 31, 1996;

    f. Report on Form 8-K filed with respect to the Company dated August 13, 1996;

    g. Report on Form 8-K filed with respect to the Company dated August 30, 1996, as amended by Report on Form 8-K/A filed with respect to the Company dated October 17, 1996; and

    h. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-13106).

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Investor Service Manager of the Company at 777 California Avenue, Palo Alto, California 94304, telephone number: (415) 494-3700.

                                  THE COMPANY

  The Company is a self-administered and self-managed equity REIT that was formed in 1994 to continue and expand the real estate investment and management operations conducted by Essex Property Corporation since 1971. As of September 30, 1996, the Company's multi-family residential portfolio consisted of 26 properties comprising 5,876 apartment units, twelve of which are located in the San Francisco Bay Area, nine of which are located in the Seattle metropolitan area, three of which are located in Southern California, and two of which are located in the Portland, Oregon, metropolitan area. The Company also owns six retail properties, which are located in the Portland, Oregon, metropolitan area and in Eugene, Oregon, and an office building located in Palo Alto, California that houses the Company's headquarters (collectively, the "Commercial Properties," and together with the Company's 26 multi-family residential properties, the "Properties").

  The Company conducts substantially all of its activities through Essex Portfolio, L.P. (the "Operating Partnership") in which the Company owns an approximate 82.6% general partnership interest. An approximate 17.4% limited partnership interest in the Operating Partnership is owned by senior members of the Company's management and certain outside investors. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties.

  The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "ESS." The Company is a Maryland corporation. The Company's executive offices are located at 777 California Avenue, Palo Alto, California 94304, and its telephone number is (415) 494-3700.

                                USE OF PROCEEDS

  The Company intends to invest the net proceeds of any sale of Offered Securities in the Operating Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds for general corporate purposes including, without limitation, the acquisition and development of multi-family residential properties and the repayment of debt. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1996 was approximately 2.06x and the Company's ratio of earnings to fixed charges for the fiscal year ended December 31, 1995, and the period of June 13, 1994 through December 31, 1994, was approximately 1.66x and 1.87x, respectively. Prior to 1996, the Company did not have any outstanding preferred stock. The ratio of earnings to fixed charges of the Company's predecessor for the period of January 1, 1994 through June 12, 1994 and for the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991, was approximately 1.06x, 1.03x, 0.83x and 0.76x, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) from operations, before gains on sales and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt discounts and deferred financing fees, whether expensed or capitalized.

                                 RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Offered Securities.

DEBT FINANCING; RISK OF RISING INTEREST RATES

  The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness on the encumbered Properties or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of September 30, 1996, the Company had outstanding approximately $136.7 million of indebtedness secured by certain of the Properties.

  As of September 30, 1996, the Company had approximately $43.4 million of variable rate mortgage indebtedness, which bears interest at a floating rate tied to either (i) the London InterBank Offered Rates ("LIBOR"), (ii) the rate of short-term tax exempt securities or (iii) the 11th District Cost of Funds. Although approximately $9.8 million of such variable rate indebtedness is subject to an interest rate protection agreement which may reduce the risks associated with fluctuations in interest rates, an increase in interest rates will have an adverse effect on the Company's net income and results of operations.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

  The Company intends to actively continue to acquire multi-family residential properties. Acquisitions of such properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment.

  The Company may also pursue multi-family residential property development projects. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company's development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project not economical; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a development project causing a reduction in the funds available for distribution.

DEBT FINANCING; UNCERTAINTY OF ABILITY TO REFINANCE BALLOON PAYMENTS

  The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness on the encumbered Properties or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of September 30, 1996, the Company had outstanding approximately $136.7 million of indebtedness secured by certain of the Properties.

  The Company is not expected to have sufficient cash flows from operations to make all of the balloon payments of principal when due under its mortgage indebtedness and lines of credit. As of September 30, 1996, such mortgage indebtedness and lines of credit had the following scheduled maturity dates:
1996--$0.7 million; 1997--$5.4 million; 1998--$5.7 million; 1999--$5.9 million; 2000--$3.7 million; 2001 and thereafter--$115.3 million. As a result, the Company will be subject to risks that it will not be able to refinance such mortgage indebtedness and the mortgaged properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company, or, that the indebtedness, if any, refinanced will have higher interest rates. An inability to make such payments when due could cause the mortgage lender to foreclose on the Properties securing the mortgage, which would have a material adverse effect on the Company.

GEOGRAPHIC CONCENTRATION

  Approximately 49%, 30%, 15%, and 6% of the Company's rental revenues for the three months ended September 30, 1996, were derived from Properties located in the San Francisco Bay, the Seattle metropolitan area, Southern California and the Portland metropolitan area (including Eugene, Oregon), respectively. As a result of this geographic concentration, if a local property market performs poorly, the income from the Properties in that market could decrease and, in turn, the ability of the Company to make expected dividends to stockholders could be adversely affected. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the properties.

RISKS ASSOCIATED WITH CONVERTIBLE PREFERRED STOCK

  Increase in Dividend Requirements as a Result of Convertible Preferred Stock; Possible Inability to Sustain Dividends. On June 20, 1996, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") to sell up to $40.0 million of the Company's 8.75% Convertible Preferred Stock, Series 1996A (the "Convertible Preferred Stock") at $25.00 per share to Tiger/Westbrook Real Estate Fund, L.P., and Tiger/Westbrook Real Estate Co-Investment Partnership, L.P. (collectively, "Tiger/Westbrook"). Pursuant to the Stock Purchase Agreement, Tiger/Westbrook has purchased 800,000 shares of Convertible Preferred Stock for an aggregate purchase price of $20.0 million. Tiger/Westbrook is obligated to purchase up to an additional $20.0 million of Convertible Preferred Stock on or prior to June 20, 1997. For a summary of the terms and conditions of the Convertible Preferred Stock see "Description of Preferred Stock--Convertible Preferred Stock."

  The cash dividends payable on the Convertible Preferred Stock will substantially increase the cash required to continue to pay cash dividends on the Common Stock at current levels. The terms and conditions of the Convertible Preferred Stock provide that dividends may be paid on shares of Common Stock in any fiscal quarter only if full, cumulative cash dividends have been paid on all shares of Convertible Preferred Stock in the annual amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price), or (ii) the dividends (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. See "Description of Preferred Stock-- Convertible Preferred Stock--Dividends."

  Under certain circumstances, if, after June 20, 2001, the Company requires a mandatory conversion of all of the Convertible Preferred Stock, but under no other circumstances, each of the holders of the Convertible Preferred Stock may cause the Company to redeem any or all of such holder's shares of Convertible Preferred Stock. Such a redemption would decrease the amount of cash available to pay cash dividends on the Common Stock. At such time as there ceases to be in excess of 40,000 shares of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of Convertible Preferred Stock from the holders thereof. See "Description of Preferred Stock--Convertible Preferred Stock--Redemption at Holder's Option After Notice of Mandatory Conversion." If the Company is unable to pay dividends on the Common Stock, the Company's status as a REIT may be jeopardized. See "Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements."

  Any Common Stock or other Offered Securities that may in the future be issued pursuant to this Prospectus, upon exercise of stock options or otherwise, will further substantially increase the costs required to continue to pay cash dividends at current levels. The Company's ability to pay dividends will depend in large part on the performance of its Properties and other properties that it may acquire in the future.

  The Company's ability to pay dividends on its stock is further limited by the Maryland General Corporation Law ("MGCL"). Under the MGCL, the Company may not make a distribution on its stock if, after giving effect to such distribution, either (i) the Company would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of business or (ii) the Company's total assets would be less than its total liabilities (which, in accordance with the Articles Supplementary (as hereinafter defined), will not include amounts required to satisfy the preferential rights of the Convertible Preferred Stock upon dissolution of the Company). See "Description of Preferred Stock--Convertible Preferred Stock--Liquidation Preference." If the Company is unable to pay dividends on its stock, the Company's status as a REIT may be jeopardized. See "Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements."

  Risk of Adverse Effect on Market Price Due to Registration Rights and Preemptive Rights Associated with Convertible Preferred Stock. Holders of the Convertible Preferred Stock have certain registration rights with respect to the Convertible Preferred Stock or shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. See "Description of Preferred Stock--Convertible Preferred Stock--Registration Rights." Registration rights are also held by the senior members of the Company's management and certain outside investors (collectively, the "Founders") who own an approximate 17.4% limited partnership interest in the Operating Partnership, as of September 30, 1996, and have certain "demand" and "piggyback" registration rights with respect to shares of Common Stock issuable in connection with the exchange of their limited partnership interests in the Operating Partnership. The aggregate 17.4% limited partnership interest held by the Founders is exchangeable for an aggregate of 1,855,000 shares of Common Stock. The registration rights of the holders of the Convertible Preferred Stock and the Founders could have a material adverse effect on the market price for the Offered Securities. In addition, the Stock Purchase Agreement provides Tiger/Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings. The preemptive rights could have a material adverse effect on the market price for the Offered Securities. See "Description of Preferred Stock--Convertible Preferred Stock--Right of Tiger/Westbrook to Participate in Offerings."

  Risk of Substantial Dilution to the Holders of Common Stock. At any time after June 20, 1997, subject to certain quantity limitations, the shares of Convertible Preferred Stock will be convertible, at the option of the holders, into such number of shares of Common Stock as is determined by dividing $25.00 (plus accrued and unpaid dividends) by the conversion price then in effect. The current conversion price is $21.875 per share and, therefore, each share of Convertible Preferred Stock is currently convertible into approximately
1.14 shares of Common Stock. In order to provide certain antidilution protection to the holders of the Convertible Preferred

Stock, the conversion price is subject to reduction in certain circumstances, including in the event that the Company issues Common Stock at a price below the conversion price. Such reduction in the conversion price could increase the dilution to holders of Common Stock that would arise if and when the Convertible Preferred Stock is converted into Common Stock. Holders of Common Stock could experience substantial dilution in their proportionate ownership, voting power and earnings per share in the event that the Company issues a substantial number of additional shares of Common Stock and/or Preferred Stock, either upon conversion of the Convertible Preferred Stock, in connection with future acquisitions or otherwise, which issuances could adversely affect the market price of the Offered Securities. See "Description of Preferred Stock--Convertible Preferred Stock--Conversion Rights."

  Concentration of Voting Power and Consent Requirements of the Holders of the Convertible Preferred Stock. The holders of the Convertible Preferred Stock have significant direct and indirect influence over the Company's affairs. The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a separate class, is required to, among other things, make certain revisions to the corporate structure of the Company, including such revisions that would affect the rights, priority and preferences of the Convertible Preferred Stock, and for the Company or the Operating Partnership to merge or consolidate with another entity or for the Company to sell all or substantially all of its assets. In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a separate class, is required for the Company to, among other things, make substantial sales of its assets, change the geographic concentration of its portfolio of Properties, or undergo a change in control affecting the Company or the Operating Partnership. See "Description of Preferred Stock--Convertible Preferred Stock--Voting Rights."

  In addition, the holders of the Convertible Preferred Stock as a class currently have the right to elect one director to the Company's Board of Directors. Under certain circumstances, the holders of the Convertible Preferred Stock will be entitled to elect up to four additional directors. Such circumstances include the Company's failure to pay quarterly dividends on the Convertible Preferred Stock for four quarters and the Company's breach of certain provisions of the Charter and the Company's bylaws (the "Bylaws") affecting the holders of the Convertible Preferred Stock. See "Description of Preferred Stock--Convertible Preferred Stock--Voting Rights." Moreover, the Company may not authorize or create any class or series of stock that ranks equal or senior to the Convertible Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting separately as a single class. There can be no assurance that the interests of Tiger/Westbrook, and indirectly the director or directors elected by the holders of the Convertible Preferred Stock, would not differ from or conflict with the interests of the holders of Common Stock or other Offered Securities.

  In addition, upon conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of the Convertible Preferred Stock would have considerable influence with respect to the election of directors and the approval or disapproval of significant corporate actions, since they would hold approximately 14.6% of all outstanding shares of Common Stock (assuming exchange of all partnership interests in the Operating Partnership into shares of Common Stock), assuming that such conversion took place on the date of this Prospectus and all of the authorized shares of Convertible Preferred Stock were issued.

  As of the date of this Prospectus, Tiger/Westbrook was the sole holder of all outstanding shares of the Convertible Preferred Stock. In view of the substantial influence of the holders of the Convertible Preferred Stock over the Company's affairs, it should be noted that Tiger/Westbrook's interests do not necessarily coincide with those of the holders of the Common Stock and therefore its actions with respect to the Company will not necessarily be in the best interests of the holders of Common Stock or other Offered Securities.

  In addition, as of September 30, 1996, Mr. Marcus' beneficial ownership of 1,746,563 shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership) represented approximately 16.4% of the outstanding shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership). While, as of the date of this Prospectus, Mr. Marcus does not have majority control of the Company, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions.

  Exemption from the Maryland Business Combination Law. Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate thereof are prohibited for five years after the date on which the Interested Stockholder becomes an Interested Stockholder unless approved by super-majority votes of the stockholders. Under the MGCL, an Interested Stockholder includes any individual or entity which is the beneficial owner of 10% or more of a corporation's outstanding stock which is entitled to vote generally in the election of directors. However, as permitted by the statute, the Board of Directors irrevocably has elected to exempt any business combination by the Company with Tiger/Westbrook and its affiliates from the "business combination" provision of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to any business combination between Tiger/Westbrook (or affiliates thereof) and the Company. As a result, the Company may in the future enter into business combinations with Tiger/Westbrook (or affiliates thereof), without compliance by the Company with the super-majority vote requirements and other provisions of the statute.

  Anti-Takeover Effect of the Charter, the Bylaws, the Convertible Preferred Stock and Certain Provisions of Maryland Law. The Company's Charter authorizes the Board of Directors to cause the Company to issue additional shares of Common Stock or preferred stock and to set the preferences, rights and other terms of such preferred stock without the approval of the holders of the Common Stock, provided that the Company must obtain the consent of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock in order to authorize or create any class or series of stock that ranks equal or senior to the Convertible Preferred Stock. See "Description of Preferred Stock--Convertible Preferred Stock--Voting Rights." Although the Board of Directors has no intention to issue any shares of Convertible Preferred Stock or other preferred stock at the present time, other than pursuant to the Stock Purchase Agreement, subject to the consent of the requisite holders of Convertible Preferred Stock, it may establish one or more series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the holders of Offered Securities, or that could have dividend, voting or other rights that could adversely affect the interest of holders of Offered Securities.

  The Charter of the Company also contains other provisions that may delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the stock or otherwise be in the best interest of the stockholders or that could otherwise adversely affect the interests of the stockholders, and the Bylaws may be amended by the Board of Directors (subject to the consent of the holders of the Convertible Preferred Stock in certain circumstances) to include provisions that would have a similar effect, although the Board presently has no such intention. The Charter provides that the Company must seek the consent of the holders of the Convertible Preferred Stock holding two-thirds of the outstanding shares of Convertible Preferred Stock before it or the Operating Partnership may merge or consolidate with any other entity or sell all or substantially all of its assets. Also, the terms of the Convertible Preferred Stock require that the Company must obtain the consent of the holders of the Convertible Preferred Stock holding more than 50% of the outstanding shares of Convertible Preferred Stock before it may undergo a change in control. Additionally, the Charter contains ownership provisions limiting the transferability and ownership of shares of the capital stock of the Company, which may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company. For example, subject to receiving an exemption from the Board of Directors (see "Description of Common Stock--Restrictions on Transfer") these ownership provisions preclude any potential acquiror from purchasing more than 6% percent in value of the Company's stock (other than qualified pension trusts which can acquire 9.9%), thereby discouraging any tender offer which may be attractive to the holders of the Common Stock and limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 6% of the Company's stock, or to otherwise effect a change in control of the Company. See "Description of Common Stock--Restrictions on Transfer."

  In addition, the MGCL restricts the voting rights of shares deemed to be "control shares." Under the MGCL, "control shares" are those which, when aggregated with any other shares held by the acquiror, entitle the acquiror to exercise voting power within specified ranges. Although the Bylaws provide that the control share provisions of the MGCL shall not apply to any acquisition by any person of shares of stock of the Company, the provisions of the Bylaws may be amended or eliminated by the Board of Directors at any time in the future, provided that it obtains any required consent from the holders of the Convertible Preferred Stock. Moreover, any such amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the MGCL not only to control shares which may be acquired in the future, but also to control shares previously acquired. If the provisions of the Bylaws are amended or eliminated, the control share provisions of the MGCL could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the stockholders or that could otherwise adversely affect the interests of the stockholders.

BOND COMPLIANCE REQUIREMENTS.

  As of September 30, 1996 the Company had approximately $23.4 million of tax-exempt financing relating to its Inglenook Court Apartments, Wandering Creek Apartments and Treetops Apartments. The tax-exempt financing subjects these Properties to certain deed restrictions and restrictive covenants. In addition, the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder impose various restrictions, conditions and requirements relating to the exclusion from gross income for federal income tax purposes of interest on qualified bond obligations, including requirements that at least 20% of apartment units be made available to residents with gross incomes that do not exceed 50% of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government. In addition to federal requirements, certain state and local authorities may impose additional rental restrictions. The bond compliance requirements and the requirements of any future tax-exempt bond financing utilized by the Company may have the effect of limiting the Company's income from the tax-exempt financed properties if the Company is required to lower its rental rates to attract residents who satisfy the median income test. If the required number of apartment homes are not reserved for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations of the Company under the bond documents may be accelerated and other contractual remedies against the Company may be available.

GENERAL REAL ESTATE INVESTMENT RISKS

  Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The performance of the economy in each of the areas in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the Properties.

  Income from the Properties may be further adversely affected by, among other things, the general economic climate, local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans With Disabilities Act of 1990 and tax laws), interest rate levels and the availability and terms of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. The Code also limits the Company's ability to sell properties held for less than four years, which may effect the Company's ability to sell properties without adverse tax effects on holders of Offered Securities.

RISKS INVOLVED IN INVESTMENTS IN MORTGAGES

  The Company may invest in mortgages, in part as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that the value of mortgaged property may be less than the amounts owed, the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds, and, in the case of junior mortgages, the risk that foreclosure of a senior mortgage would eliminate the junior mortgage. If any of the above were to occur, cash flows from operations and the Company's ability to make expected dividends to stockholders could be adversely affected.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs or removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, financing, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries to persons and property.

GENERAL UNINSURED LOSSES

  The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for each of the Properties, with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which are either uninsurable or not economically insurable. Further, certain of the Properties are located in areas that are subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should a Property sustain damage as a result of an earthquake, the Company may sustain losses due to insurance deductibles, co-payments on insured losses or uninsured losses.

CHANGES IN REAL ESTATE TAX AND OTHER LAWS

  Costs resulting from changes in real estate tax laws generally are not directly passed through to residential property tenants and increases in income, service or other taxes, generally are also not passed through to tenants under leases and may adversely affect the Company's funds from operations and its ability to make distributions to stockholders. Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated expenditures, which would adversely affect the Company's Funds from Operations and its ability to make distributions to stockholders.

CHANGES IN FINANCING POLICY

  The Company has adopted a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50%. The Company calculates debt-to-total-market capitalization based on the ratio of the total property indebtedness to the sum of (i) the aggregate market value of the outstanding shares of Common Stock (based on the greater of current market price or the gross proceeds per share from public offerings of its shares plus any undistributed net cash flow), assuming the conversion of all limited partnership interests in the Operating Partnership into shares of Common Stock and the conversion of all shares of Convertible Preferred Stock into shares of Common Stock and (ii) the total property indebtedness. Based on this calculation, the Company's debt-to-total-market-capitalization ratio was approximately 32% as of September 30, 1996.

  The organizational documents of the Company and the Operating Partnership do not limit the amount or percentage of indebtedness that they may incur. The Company may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity securities, fluctuations in the fair market price of the Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase its debt-to-total-market-capitalization ratio beyond the limits described above. If the Board of Directors determines that additional funding is required, the Company or the Operating Partnership may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed real estate investment trust income), or a combination of these methods.

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

  The Company has operated so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1994. Although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements, no assurance can be given that the Company will continue to do so. A REIT generally is not taxed on income so long as it distributes to its stockholders at least 95% of its taxable income currently. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. See "Federal Income Tax Considerations."

  If the Company fails to qualify as a REIT in any taxable year, the Company would generally be subject to Federal income tax (including any applicable alternative minimum tax) at corporate rates on its taxable income for such year. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the years involved. In addition, distributions would no longer be required to be made. See "Federal Income Tax Considerations."

  The Operating Partnership has received an opinion from Morrison & Foerster LLP, counsel to the Company, stating that the Operating Partnership is classified and treated as a partnership for Federal income tax purposes. Such legal opinion is not binding on the Internal Revenue Service ("IRS"). If the IRS were to challenge successfully the Operating Partnership's status as a partnership for Federal income tax purposes, the Company would cease to qualify as a REIT and the Company and the Operating Partnership would be subject to Federal income tax (including any alternative minimum tax) on their net income at corporate rates. See "Federal Income Tax Considerations--Tax Aspects of the Company's Investment in the Operating Partnership."

                          DESCRIPTION OF COMMON STOCK

STOCK--GENERAL

  As of September 30, 1996, the total number of shares of all classes of capital stock that the Company had authority to issue was 1,000,000,000 shares, consisting of 668,400,000 shares of Common Stock, par value $0.0001 per share, 1,600,000 shares of Convertible Preferred Stock, par value $0.0001 per share, and 330,000,000 shares of excess stock (the "Excess Stock").

  As of September 30, 1996, there were 8,805,500 shares of Common Stock issued and outstanding. Up to 425,400 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Incentive Plan, up to 70,000 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan and up to 406,500 shares of Common have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan. In addition, 220,000 shares of Common Stock have been reserved for issuance upon the exercise of an option granted to The Marcus & Millichap Company (the "M&M Stock Option") and an aggregate of 1,855,000 shares of Common Stock may be issued upon the conversion of limited partnership interests in the Operating Partnership.

  As of September 30, 1996, there were 800,000 shares of Convertible Preferred Stock issued and outstanding. Tiger/Westbrook will be required to purchase up to an additional $20.0 million of shares of Convertible Preferred Stock on or prior to June 30, 1997.

COMMON STOCK

  The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or Depositary Shares or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter and the Company's Bylaws (the "Bylaws"). The Common Stock is listed on the New York Stock Exchange under the symbol "ESS." Boston EquiServe is the Company's transfer agent.

  The holders of the outstanding Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter provides that shares of Common Stock do not have cumulative voting rights.

  The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding series of capital stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. The Company currently pays regular quarterly dividends to holders of Common Stock.

  In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any series of capital stock that has a liquidation preference. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by the Company.

  Subject to limitations prescribed by Maryland law and the Charter, the Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement will specify the terms of such class or series.

RESTRICTIONS ON TRANSFER

  For the Company to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations--Requirements for Qualification--Gross Income Tests").

  Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than George M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% (the "Ownership Limit") of the value of the issued and outstanding shares of stock of the Company (the "Equity Stock"). A qualified trust (as defined in the Charter) generally may own up to 9.9% of the value of the outstanding shares of Equity Stock. If George M. Marcus converts his limited partnership interests in the Operating Partnership into shares of Common Stock, he may exceed the Ownership Limit. The Ownership Limit provision provides that George
M. Marcus may acquire additional shares (up to 25% of the value of the outstanding shares of Equity Stock) pursuant to conversion rights or from other sources so long as the acquisition does not result in the five largest beneficial owners of Equity Stock holding more than 50% of the value of the outstanding shares of Equity Stock. The Board of Directors may exempt holders of Equity Stock from the Ownership Limit if evidence satisfactory to the Board of Directors is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to such exemption, the Board of Directors must receive an opinion of counsel and representations and agreements from the applicant with respect to preserving the REIT status of the Company, provided, however, the Board of Directors may not grant an exemption from the Ownership Limit whereby the applicant would own above 25% of the value of the outstanding shares of Equity Stock unless, in addition to the foregoing, the Board of Directors receives a ruling from the IRS to the effect that such an exemption will not jeopardize the Company's status as a REIT. The Board of Directors may also increase the Ownership Limit (to a maximum of 9.9%) and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of shares of stock that would (i) create a direct ownership of shares of Equity Stock in excess of the Ownership Limit, (ii) result in the shares of stock being owned by fewer than 100 persons, or (iii) result in the Company's being "closely held" under Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

  The Charter also provides that shares involved in a transfer or change in capital structure that results in a person (other than George M. Marcus) owning in excess of the Ownership Limit (unless an exemption is provided by the Board of Directors) or would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code will automatically be exchanged for shares of Excess Stock. All Excess Stock will be automatically transferred, without action by the stockholder, to a person who is unaffiliated with the Company, or the purported holder, as trustee (the "Trustee") for the exclusive benefit of one or more organizations described in Code Sections 170(b), 170(c) or 501(c)(3) as charitable beneficiary (the "Charitable Beneficiary") and designated by resolution of the Board of Directors. Such shares of Excess Stock held in trust are considered issued and outstanding shares of stock of the Company. In general, the Trustee of such shares is deemed to own the shares of Excess Stock held in trust for the exclusive benefit of the Charitable Beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer.

  The Ownership Limit provision will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Such amendments to the Charter require the affirmative vote of holders owning a majority of the outstanding shares of Common Stock. In addition to preserving the Company's status as a real estate investment trust, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

  All certificates representing shares of Equity Stock will bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the value of the outstanding shares of Equity Stock (or 1% if there are fewer than 2,000 stockholders) must file written notice with the Company containing the information specified in the Charter by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

  The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

                        DESCRIPTION OF PREFERRED STOCK

GENERAL

  Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

  Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series. The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

    (5) The provision for a sinking fund, if any, for such Preferred Stock;

    (6) The provision for redemption, if applicable, of such Preferred Stock;

    (7) Any listing of such Preferred Stock on any securities exchange;

    (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

    (9) A discussion of any material federal income tax considerations applicable to such Preferred Stock;

    (10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

    (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

    (14) Any voting rights of such Preferred Stock.

RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and Excess Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

RESTRICTIONS ON TRANSFER

  For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations--Requirements for Qualification--Gross Income Tests"). To enable the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock. The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder, other than George M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the outstanding Equity Stock. See "Description of Common Stock-- Restrictions on Transfer." The applicable Prospectus Supplement will also specify any additional ownership limitations relating to a series of Preferred Stock.

CONVERTIBLE PREFERRED STOCK

  Pursuant to the Stock Purchase Agreement, Tiger/Westbrook has purchased 800,000 shares of Convertible Preferred Stock for an aggregate purchase price of $20.0 million, Tiger/Westbrook is obligated to purchase up to an additional $20.0 million of Convertible Preferred Stock on or prior to June 20, 1997. On July 1, 1996, the Company filed Articles Supplementary (the "Articles Supplementary") setting forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the Convertible Preferred Stock. The following summarizes certain rights of the holders of the Convertible Preferred Stock, generally, and Tiger/Westbrook, its affiliates and its transferees, specifically. These rights arise under the Stock Purchase Agreement and a Registration Rights Agreement as well as the Articles Supplementary.

 Ranking

  The Convertible Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. The Company may not authorize, create or increase the authorized amount of any class or series of equity securities that ranks equal with or senior to the Convertible Preferred Stock with respect to the payments of dividends or amounts upon liquidation, dissolution or winding up, without the consent of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting together as a class.

 Dividends

  Holders of shares of Convertible Preferred Stock are entitled to receive annual cumulative cash dividends, payable quarterly, in an amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price) or (ii) the dividend (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock.

  Unless and until all accrued dividends on the Convertible Preferred Stock through the last preceding Dividend Payment Date have been paid, the Company may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to any Common Stock (or any other stock junior to the Convertible Preferred Stock, together with Common Stock ("Junior Shares")), (ii) redeem or purchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause to be taken any action as general partner of the Operating Partnership that will result in
(A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions payable to the Company as general partner that will be used by the Company to fund the payment of dividends on the Convertible Preferred Stock (such distributions to the Company being referred to as "Authorized GP Distributions")), or set aside any funds or assets for payment of any distributions (other than Authorized GP Distributions) or (B) the redemption or purchase (directly or through subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership.

  In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares or otherwise, is permitted under the MGCL, amounts that would be needed if the Company were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of holders of the Company's Convertible Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution are not to be included in the Company's total liabilities.

 Liquidation Preference

  Upon the liquidation, dissolution or winding-up of the Company the holders of the Convertible Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, before any distribution is made to holders of the Common Stock, an amount per share (the "Liquidation Preference") equal to 105% of the sum of (i) $25.00 (the "Stated Value") plus (ii) all accrued dividends with respect to the Convertible Preferred Stock to the date of final distribution (whether or not declared). After payment of the full amount of the Liquidation Preference, the holders of Convertible Preferred Stock will not be entitled to any further distribution of assets of the Company.

  Until the holders of the Convertible Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company. If, upon such liquidation, dissolution or winding up, the assets of the Company, or the proceeds thereof, distributable among the holders of the shares of the Convertible Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, will be distributed pro rata to the holders of shares of the Convertible Preferred Stock in accordance with their respective holdings thereof.

  Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or any part of the Company's assets for cash or securities, will be considered a liquidation, dissolution or winding-up of the Company.

 Voting Rights

  Except as indicated below with respect to the election of directors of the Company, certain amendments to the Charter and certain other specified matters, the holders of shares of Convertible Preferred Stock have no voting rights. On those matters for which the holders of the Convertible Preferred Stock have the right to vote, each share of the Convertible Preferred Stock is entitled to one vote.

 Election of Directors

  The holders of the Convertible Preferred Stock as a class ordinarily have the right to elect one director. Under the current Charter, the holders of the Convertible Preferred Stock, voting as a separate class, have the right, to elect up to four additional directors, as follows: (i) if the Company breaches any of the protective provisions discussed in "--Senior Securities; Amendments; Other Matters" (a "Charter Breach"), the holders of the Convertible Preferred Stock will be entitled to elect an aggregate of four directors; and (ii) in the event of a Dividend Default (as hereinafter defined) or in the event of both a Dividend Default and a Charter Breach, the holders of the Preferred Stock will be entitled to elect an aggregate of five directors. All such additional directors will be elected as soon as practicable after any such default. A "Dividend Default" shall occur if, at any time, dividends are not paid in full with respect to all shares of Convertible Preferred Stock on any four Dividend Payment Dates such that dividends due on such four dates have not been fully paid and are outstanding in whole or in part at the same time.

  In the event of a Dividend Default and/or a Charter Breach, the number of Directors elected by the holders of the Convertible Preferred Stock at each subsequent annual meeting of stockholders shall be increased as provided in the previous paragraph, e.g., if a Charter Breach has occurred, the holders of Convertible Preferred Stock shall elect four Directors at subsequent annual meetings and, if a Dividend Default has occurred, or if both a Dividend Default and a Charter Breach have occurred, the holders of Convertible Preferred Stock shall elect five directors at subsequent annual meetings, subject to classification as provided in the Bylaws.

  The Company has submitted to a stockholders' vote a proposed amendment to its Charter that would replace the provisions described in the two preceding paragraphs and provide instead that in the event of a Dividend Default or Charter Breach, the Board of Directors would be reduced or expanded to nine members, as the case may be, three of which would be elected by holders of shares of Convertible Preferred Stock, and six of which would be elected by the holders of shares of Common Stock. As of the date of this Prospectus, the Company has not received sufficient votes from the stockholders to approve this amendment.

 Senior Securities; Amendments; Other Matters

  The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a class, is required to (i) increase the number of authorized shares of Convertible Preferred Stock or issue any shares of Convertible Preferred Stock other than to existing holders of Convertible Preferred Stock, (ii) increase the authorized number of shares of or create, reclassify or issue any class of stock ranking prior to or on a parity with the Convertible Preferred Stock either as to dividends or upon liquidation, (iii) amend, alter or repeal any of the provisions of the Charter so as to impair the rights and privileges of the Convertible Preferred Stock,
(iv) amend, alter or repeal certain provisions of the Bylaws in a manner which would adversely affect the rights of the holders of the Convertible Preferred Stock, (v) authorize any reclassification of the Convertible Preferred Stock,
(vi) except pursuant to a conversion of the Convertible Preferred Stock, require the exchange of Convertible Preferred Stock for other securities, or
(vii) effect a voluntary liquidation, dissolution or winding up of the Company, the sale of substantially all of the assets of the Company, the merger or consolidation or major recapitalization of the Company or the Operating Partnership.

  In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a class, is required for the Company to take any of the following actions: (i) the sale, transfer or assignment of beneficial interests in or voting rights with respect to assets of the Company or the Operating Partnership in excess of $45,000,000 within any 90-day period or $125,000,000 within any 360-day period; (ii) the Company's termination of its status as a REIT; (iii) any alteration in the Company's or the Operating Partnership's business such that (A) less than 65% of the Company's or the Operating Partnership's assets are located in the States of California, Oregon and Washington, (B) less than 80% of the Company's or the Operating Partnership's assets are located west of the Mississippi River or (C) less than 80% of the Company's or the Operating Partnership's assets are classified as multi-family residential properties; or (iv) any change in control of the Company or the Operating Partnership.

 Conversion Rights

  The Convertible Preferred Stock is subject to both conversion at the option of the holder thereof and mandatory conversion required by the Company, subject to the terms and conditions described below.

  Optional Conversion. Commencing on June 20, 1997, and then at the beginning of each of the next three three-month periods thereafter, 25% of the authorized shares of Convertible Preferred Stock will be eligible for conversion at the option of the holder thereof. Each share of Convertible Preferred Stock subject to conversion shall be generally convertible into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price (as defined below) then in effect. Notwithstanding the foregoing, in the case of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, shares of Convertible Preferred Stock shall, at the option of the holder thereof, immediately become convertible into Common Stock.

  Mandatory Conversion. If after June 20, 2001, the closing price of the Common Stock on each of at least 20 trading days (including the trading day immediately before the notice of mandatory conversion is delivered by the Company) out of the preceding period of 30 consecutive trading days immediately prior to the notice of mandatory conversion shall be greater than the Conversion Price in effect on each of such 20 trading days, the Company shall, subject to the holders' redemption rights (see "--Redemption at Holder's Option After Notice of Mandatory Conversion"), have the right, to convert all, but not less than all, of the outstanding shares of Convertible Preferred Stock into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price then in effect.

  Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of shares of Convertible Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Convertible Preferred Stock will be paid in cash (computed to the nearest cent) based on the current market price of the Common Stock on the trading day next preceding the day of conversion.

  Conversion Price. The "Conversion Price" per share of Convertible Preferred Stock will initially be $21.875, and will be equitably adjusted so as to preserve the ownership interests of the holders of the Convertible Preferred Stock if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, or (iii) combines its outstanding Common Stock into a smaller number of shares, (iv) issues rights or warrants to the holders of its Common Stock as a class entitling them to purchase Common Stock at a price per share less than the then Conversion Price, (v) distributes to the holders of its Common Stock as a class any shares of stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in the previous clause) to purchase any of its securities, (vi) subject to certain exceptions, issues or sells (or the Operating Partnership issues or sells) any equity or debt securities which are convertible into or exchangeable for shares of Common Stock ("Convertible Securities") or any rights, options or warrants to purchase Common Stock at a price per share which is less than the Conversion Price, or (vii) issues or sells any Common Stock (other than on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which any of the three preceding clauses applies) for a consideration per share less than the Conversion Price.

  The Company will seek to list the shares of Common Stock required to be delivered upon conversion of the Convertible Preferred Stock on each national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of delivery of the Common Stock. The Company will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock.

 Redemption at Holder's Option After Notice of Mandatory Conversion

  In the event that the Company exercises its right to require a mandatory conversion of Convertible Preferred Stock (but in no other circumstances), each holder of Convertible Preferred Stock will have the right to require the Company to redeem any or all the shares of Convertible Preferred Stock owned of record by the holder, at a redemption price per share (the "Redemption Price") equal to the applicable Redemption Percentage as defined below, multiplied by the sum of (i) Stated Value plus (ii) the sum of all accrued dividends with regard to the Convertible Preferred Stock through the date of redemption. As used herein, the "Redemption Percentage" means a percentage beginning at 105% and decreasing annually by 1% to a floor of 100%.

  At such time as there are 40,000 shares or fewer of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of the Convertible Preferred Stock from the holders thereof at a price equal to the greater of (a) 110% of the sum of the Stated Value of such shares (together with all accrued dividends thereon) and (b) the fair market value of such shares, which shall be equal to the fair market value of the Common Stock, as of such date, issuable upon conversion of such shares, together with all accrued dividends thereon.

 Right of Tiger/Westbrook to Participate in Offerings

  Pursuant to the terms of the Stock Purchase Agreement, Tiger/Westbrook has, for so long as the Convertible Preferred Stock is outstanding, the preemptive right to purchase a pro rata share on an as converted basis as of the date of the Company Notice (as defined herein) of any stock (or options, warrants or rights to purchase such stock or securities convertible into such stock) (collectively, "Eligible Securities"), for the price and upon the terms specified by the Company in its notice to Tiger/Westbrook (the "Company Notice") of a Company issuance of Eligible Securities, which price cannot be greater than that offered to third parties. If Tiger/Westbrook fails to timely exercise in full its preemptive rights, then the Company may sell the unsold Eligible Securities at any time within 180 days (60 days in the case of a public offering) thereafter at a price and upon terms no more favorable to the purchasers thereof than specified to Tiger/Westbrook. Tiger/Westbrook's preemptive rights do not apply to any Eligible Securities, among other things,
(i) issuable in connection with stock splits, stock dividends or recapitalizations as to the effects of which other adjustments are provided for, or (ii) issuable to employees and prospective employees pursuant to any plan or pattern of employee equity participation or issuable in connection with the Company's dividend reinvestment plan. In addition, the Stock Purchase Agreement provides Tiger/Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings.

 Registration Rights

  The outstanding shares of Convertible Preferred Stock, together with any shares of Common Stock to which such shares of Convertible Preferred Stock may be converted, are not registered under the Securities Act or the securities laws of any state. Accordingly, such Convertible Preferred Stock or Common Stock may be sold only in one or more transactions registered under the Securities Act and, where applicable, state securities laws or as to which an exemption from registration requirements of the Securities Act and, where applicable, state securities laws is available. Pursuant to the Registration Rights Agreement, Tiger/Westbrook may request the Company to register (at the Company's expense) the then outstanding Convertible Preferred Stock and other Registrable Securities (as defined herein), under the terms and conditions described below. "Registrable Securities" means, subject to certain exceptions, (i) the Convertible Preferred Stock, (ii) all Common Stock issuable or issued upon conversion of the Convertible Preferred Stock, and
(iii) any Common Stock of the Company issued as a dividend or distribution or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Convertible Preferred Stock or Common Stock.

  After the completion of Tiger/Westbrook's purchases of Convertible Preferred Stock, pursuant to the Stock Purchase Agreement, with respect to the Convertible Preferred Stock, and after February 20, 1997, with respect to Common Stock which are Registrable Securities, at Tiger/Westbrook's request, the Company will use its best efforts to cause all outstanding Convertible Preferred Stock or all or a portion of such Common Stock to be registered under the Securities Act (including, under certain circumstances pursuant to an offering on a continuous or delayed basis in the future (a "Shelf Registration")), subject to certain limitations, including, without limitation, as to the value of the shares included in the registration (generally, a minimum of $7,000,000 or, in the case of a Shelf Registration, all of the applicable Registrable Securities outstanding), size of the registration (the registration must be for all of the outstanding Convertible Preferred Stock or at least 25% of Tiger/Westbrook's Common Stock), and timing (the Company is not required to make more than one registration per year). With respect to a Shelf Registration, the Company shall use its best efforts to keep the Shelf Registration continuously effective for up to two years. Subject to certain limitations, if, on or after June 20, 1997, the Company registers (or decides to issue under its current Shelf Registration) any Common Stock, at the request of Tiger/Westbrook, the Company will use its best efforts to register all (or any portion) of the shares of Common Stock (but not Convertible Preferred Stock) as specified by Tiger/Westbrook. Tiger/Westbrook's registration rights are assignable to any transferee of the Convertible Preferred Stock or Common Stock owned by Tiger/Westbrook, provided, only Tiger/Westbrook may request registration pursuant to the Registration Rights Agreement.

 Stockholder Approval and Amendment to Charter

  At the September 27, 1996 special meeting of the stockholders, the stockholders approved the sale of up to $40.0 million of Convertible Preferred Stock to Tiger/Westbrook and certain amendments to the Charter relating to the ownership limit provisions described in the section entitled "Description of Common Stock--Restrictions on Transfer" in order to facilitate the Convertible Preferred Stock sale. See "--Election of Directors." As of the date of this Prospectus, the Company has received insufficient votes from the stockholders to approve a proposed amendment to the Charter to cause certain modifications to the composition of the Board of Directors in the event of a Dividend Default or a Charter Breach. See "--Election of Directors." However, as of the date of this Prospectus, the Company is continuing to solicit such votes.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

  In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Stock or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

  Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

  From and after the date fixed for redemption, all dividends in respect of the shares of a class of series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

  The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock--Restrictions on Transfer." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

  The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series or class of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

  The Company has no Warrants outstanding (other than options issued under the Company's stock option plans and the M&M Stock Option). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable;
(7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

            CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

  Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Charter provides that the Company must seek the consent of holders of two-thirds of the issued and outstanding shares of Convertible Preferred Stock before it or the Operating Partnerships may merge or consolidate with any other entity or sell all or substantially all of its assets. Also, the Charter requires that the Company must obtain the consent of holders of more than 50% of the issued and outstanding shares of Convertible Preferred Stock before it may undergo a change in control. See "Description of Preferred Stock--Convertible Preferred Stock--Senior Securities; Amendments; Other Matters." The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock--Restrictions on Transfer." Pursuant to the Company's Charter and Bylaws, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company. The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Preferred Stock--General."

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of material federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. Certain Federal Income Tax Considerations relevant to holders of the Offered Securities may be provided in the applicable Prospectus Supplement relating thereto.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

  The Company believes that since its formation it has operated, and intends to continue to operate, in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

  In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Such representations are set forth in a certificate of the Company filed with the opinion of Morrison & Foerster LLP relating to certain tax matters which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

  If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

  In any year in which the Company qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, the REIT will be subject to federal income tax as follows: First, the REIT will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the REIT may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test. Sixth, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of the excise tax, dividends declared in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid January 31 of the initial calendar year. Seventh, if the REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate, assuming the REIT will make an election pursuant to IRS Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT.

  In order to ensure compliance with the ownership tests described above, the Company has placed certain restrictions on the transfer of the common stock and preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding common stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its common stock and preferred stock disclosing the actual owners of such common stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of common stock and preferred stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Capital Stock--Restrictions on Transfer."

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

 Asset Tests

  At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer, or (ii) 10% of the outstanding voting securities of any one issuer. The Company's investment in the Properties through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified real estate investment trust subsidiaries" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

  The Operating Partnership owns 100% of the non-voting preferred stock of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation and none of the voting common stock. By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation, as described above. Because the Operating Partnership will not own any of the voting securities of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation and, in each case, the preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer will not be exceeded.

  Based upon its analysis of the total estimated value of the Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation securities to be owned by the Operating Partnership relative to the estimated value of the total assets to be owned by the Operating Partnership and the other assets of the Company, the Company believes that its pro rata share of the preferred non-voting stock of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation to be held by the Operating Partnership represents, in each case, less than 5% of the Company's total assets and, together with any other nonqualifying assets represents less than 25% of the Company's total assets. Although the Company plans to take steps to ensure that it satisfies the 5% value tax for any quarter with respects to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Company.

 Gross Income Tests

  There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investment in the Operating Partnerships--General."

  THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

  Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

  The Company, through the Operating Partnership (which will not be an independent contractor), will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. Essex does not intend to rent to any related party (other than with respect to the Headquarters Building), to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that otherwise would not qualify as rents from real property. Essex does anticipate renting a portion of its Headquarters Building to M&M, who would be considered a related party tenant. The portion of rent received by Essex from M&M, therefore, would not qualify as rents from real property for purposes of satisfying the 75% and 95% gross income test. It is not expected that the rent received from any related party (including M&M) will constitute in the aggregate more than 4% of Essex's gross income with respect to any taxable year.

  THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain property held by the Company for at least four years and foreclosure property. See "--Taxation of the Company" and "--Tax Aspects of the Company's Investment in the Operating Partnership--Sale of the Properties."

  The Company believes that it and the Operating Partnership has held and managed the Properties in a manner that has given rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the Properties will generally qualify under the 75% and 95% gross income tests.

  Essex Management Corporation also anticipates receiving fee income in consideration of the performance of property management and other services with respect to properties not owned by Essex or the Operating Partnership; however, substantially all income derived by Essex from Essex Management Corporation will be in the form of dividends on Essex Management Corporation's preferred stock owned by the Operating Partnership. Such dividends will satisfy the 95%, but not the 75%, gross income tests (as discussed above). Essex intends to closely monitor its non-qualifying income and anticipates that non-qualifying income on its other investments and activities, including such dividend income and interest rate swap or cap income (if any), will not result in Essex's failing either the 75% or the 95% gross income tests.

  Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% gross income tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

  THE 30% TEST. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. The Company does not anticipate that it will have any substantial difficulty in complying with this test.

 Annual Distribution Requirements

  The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of the excise tax, dividends declared in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid January 31 of the initial calendar year.

  The Company believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year as a result of an adjustment to the Company's tax return by the IRS by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

 Failure to Qualify

  If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

  The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws. It should be noted that the Company has not received an opinion of counsel with respect to the disclosure in the following discussion.

 General

  The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "--Taxation of the Company" and "--Requirements for Qualification--Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "-- Requirements for Qualification--Annual Distribution Requirements"), but is not generally subject to federal income tax in the hands of the Company is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "--Requirements for Qualification--Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

 Entity Classification

  The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "Service") of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership were to be treated as an association, it would be taxable as a corporation. In such a situation, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing net income. In addition, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the asset test and possibly the income tests (see "--Requirements for Qualification--Asset Tests" and "-- Gross Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "--Requirements for Qualification--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Operating Partnership has received an opinion from Morrison & Foerster LLP, counsel to the Company, stating that the Operating Partnership is classified and treated as a partnership for federal income tax purposes. Such legal opinion is not binding on the

IRS. If the IRS were to challenge successfully the Operating Partnership's status as a partnership for federal income tax purposes, the Company would cease to qualify as a REIT and the Company and the Operating Partnership would be subject to Federal income tax (including any alternative minimum tax) on their net income at corporate rates. The Company also believes that each of the partnerships in which the Operating Partnership owns interests would be classified and treated as a partnership for Federal income tax purposes.

 Tax Allocations with Respect to the Properties

  Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

  In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including the Properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Requirements for Qualification--Annual Distribution Requirements." With respect to any property purchased or to be purchased by the Operating Partnership (other than through the issuance of interests in the Operating Partnership) subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

 Sale of the Properties

  Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

  As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholders' tax basis taxable as capital gains (if the stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

  In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

 Backup Withholding

  The Company must report annually to the IRS and to each domestic stockholder the amount of dividends paid to and the amount of tax withheld, if any, with respect to, each domestic stockholder. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Based upon a published ruling by the IRS, distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI") provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of the Company's stock.

TAXATION OF FOREIGN STOCKHOLDERS

  The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

 Distributions From the Company.

  1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

  2. Non-Dividend Distributions. Unless the Company's stock constitutes a USRPI (as defined below), distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Company's stock constitutes a USRPI, such distribution shall be subject to 10% withholding tax and may be subject to taxation under FIRPTA (as defined below).

  3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA, in limited circumstances, may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

  Disposition of Stock of the Company. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

  If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less of the Company's out-standing stock at all times during a specified testing period.

  If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Service.

  Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Estate Tax. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

  Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

  U.S. backup withholding, which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements, will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States. However, the payment of the proceeds from the disposition of stock of the Company to or though a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalty of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

  These information reporting, backup withholding and withholding rules are under review by the United States Treasury and their application to the Company's stock could be changed by future regulations. The IRS recently issued proposed Treasury regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury regulations and the potential effect on their ownership of the Company's stock.

OTHER TAX CONSIDERATIONS

 Essex Management Corporation

  A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including Essex, is expected to come from Essex Management Corporation through dividends on the non-voting stock that will be held by the Operating Partnership. Essex Management Corporation will pay federal and state income tax at the full applicable corporate rates. Essex Management Corporation will attempt to minimize the amount of such taxes, but there can be no assurance whether or to what extent measures taken to minimize taxes will be successful. Because Essex, the Operating Partnership and Essex Management Corporations are related through stock or partnership ownership, the allocation of certain expenses and reimbursements thereof among Essex, Essex Management Corporation and the Operating Partnership could be subject to additional scrutiny by the IRS. To the extent that Essex Management Corporation is required to pay federal, state or local taxes, the cash available for distribution by Essex to stockholders will be reduced accordingly.

 Dividend Reinvestment Program

  Under the Company's dividend reinvestment program, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax Considerations--Taxation of Taxable Domestic Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

 State and Local Taxes

  The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

  It should be noted that the Company has not obtained an opinion of counsel with respect to the foregoing disclosure in subsections entitled "Taxation of Taxable Domestic Stockholders," "Taxation of Tax-Exempt Stockholders," "Taxation of Foreign Stockholders" and "Other Tax Considerations".

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock, Depositary Shares or Warrants on any exchange, but it is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agent to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                    EXPERTS

  The consolidated financial statements and schedule of Essex Property Trust, Inc. (the "Company") as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and for the period June 13, 1994 through December 31, 1994 and of Essex Partners Properties (the "Predecessor") for the period January 1, 1994 through June 12, 1994 and the year ended December 31, 1993 and the financial statements audited by KPMG Peat Marwick LLP included in Form 8-K dated August 30, 1996, as amended by Form 8-K/A dated October 17, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California by attorneys licensed to practice under Maryland State law. In addition, the description of the Company's qualification and taxation as a REIT under the Code contained in this Prospectus under the caption entitled "Federal Income Tax Considerations--General" is based upon the opinion of Morrison & Foerster LLP.

                          ESSEX PROPERTY TRUST, INC.
                           (CAPTIONS FOR BACK COVER)

[Photograph of exterior of Jackson School Village, a 200-unit multi-family residential property in Hillsboro, Oregon]

[Two photographs of interior of Jackson School Village]

CAPTION: JACKSON SCHOOL VILLAGE

LOCATED IN HILLSBORO, OREGON'S "SILICON FOREST," JACKSON SCHOOL VILLAGE IS A 200-UNIT MULTIFAMILY COMMUNITY WITH A FULL AMENITY PACKAGE. RESIDENTS ENJOY A HOME THEATER, EXERCISE ROOM AND BUSINESS CENTER. DEVELOPED IN 1996, JACKSON SCHOOL VILLAGE IS CURRENTLY IN THE LEASE-UP STAGE.

CAPTION: TREETOPS

ACQUIRED BY ESSEX IN 1996, TREETOPS APARTMENTS IS LOCATED IN THE SAN FRANCISCO EAST BAY CITY OF FREMONT. THIS APARTMENT COMMUNITY IS CONVENIENTLY LOCATED NEAR SHOPPING, SCHOOL AND MAJOR TRANSPORTATION CORRIDORS INCLUDING THE BAY AREA RAPID TRANSIT (BART) SYSTEM.

[Bar graph depicting growth in quarterly Funds from operations and weighted average shares outstanding-fully diluted from September 1994 through September 1996]

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUP-PLEMENT AND THE ACCOMPANYING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURI-TIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITA-TION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Prospectus Supplement Summary............................................  S-4
Company Markets.......................................................... S-15
Price Range of Common Stock and Distributions............................ S-22
Use of Proceeds.......................................................... S-23
Capitalization........................................................... S-23
Selected Financial and Operating Data.................................... S-24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-26
Business and Growth Strategies........................................... S-30
The Properties........................................................... S-33
Tiger/Westbrook Transaction.............................................. S-38
Description of Capital Stock of the Company.............................. S-38
Management............................................................... S-39
Underwriting............................................................. S-43
Legal Matters............................................................ S-44
                                  PROSPECTUS
                                                                          PAGE
                                                                          ----
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
The Company..............................................................    3
Use of Proceeds..........................................................    4
Ratio of Earnings to Fixed Charges.......................................    4
Risk Factors.............................................................    4
Description of Common Stock..............................................   12
Description of Preferred Stock...........................................   14
Description of Depositary Shares.........................................   21
Description of Warrants..................................................   25
Certain Provisions of the Company's Charter and Bylaws...................   25
Federal Income Tax Considerations........................................   25
Plan of Distribution.....................................................   36
Experts..................................................................   37
Legal Matters............................................................   37

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                               2,200,000 SHARES

                          ESSEX PROPERTY TRUST, INC.

                                 COMMON STOCK

                                ---------------
                             PROSPECTUS SUPPLEMENT
                                ---------------

                              MERRILL LYNCH & CO.

                         DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION

                       RAYMOND JAMES & ASSOCIATES, INC.

                           SUTRO & CO. INCORPORATED
                               DECEMBER   , 1996

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